Exhibit 10.28

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL

TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS

BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE

TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

AMENDED AND RESTATED

COKE PURCHASE AGREEMENT

Dated as of February 19, 1998

By and Between

INDIANA HARBOR COKE COMPANY, L.P.

and

INLAND STEEL COMPANY

TABLE OF CONTENTS

ARTICLE I Definitions		2

1.1	Affiliate	2
1.2	Annual Budget	2
1.3	Applicable Percentage	2
1.4	Change of Law	2
1.5	Code	2
1.6	Coke	2
1.7	Coke Plant	2
1.8	Coke Purchase Agreement	2
1.9	Coke Quality Specifications	2
1.10	Cokenergy	2
1.11	Commission	2
1.12	Computer Model	2
1.13	Confidential Information	3
1.14	Contract Price	3
1.15	Contract Year	3
1.16	Credit Discount	3
1.17	Default	3
1.18	Designated Year	3
1.19	Disallowance	3
1.20	Disallowance Percentage	3
1.21	Disallowed Discount	3
1.22	Discount Period	3
1.23	Escrow Agent	3
1.24	Event of Default	4
1.25	Final Determination	4
1.26	Fire/Explosion Period	4
1.27	Flip 1 Date	4
1.28	Force Majeure	4
1.29	Governmental Authority	4
1.30	Governmental Imposition	4
1.31	GP	4
1.32	GP Indemnity Agreement	4
1.33	Initial Full Production	5
1.34	Initial Investment	5
1.35	Initial Investor	5
1.36	Initial Term	5
1.37	IRS	5
1.38	Minimum Coke Purchase Requirement	5
1.39	Overdue Rate	5
1.40	Original Coke Purchase Agreement	5
1.41	Parties	5
1.42	Partner	5
1.43	Partnership Agreement	5

i

1.44	Party	5
1.45	Person	5
1.46	Phase-Out	5
1.47	Proposed Adjustment	5
1.48	Proposed Price	6
1.49	Purchaser	6
1.50	Qualified Ovens	6
1.51	Section 29 Tax. Credits	6
1.52	Stockpiled Coke	6
1.53	Tax Rate Adjustment Factor	6
1.54	Ton or Tonnage	6
1.55	Total Coke Plant Capital Cost	6
1.56	Written or in writing	6

ARTICLE II Term		6

2.1	Initial Term	6
2.2	Renewal Option	7

ARTICLE III Quantity		7

3.1	Take or Pay Basis	7
3.2	Option to Purchase Available Excess Production	9

ARTICLE IV Coke Quality		10

4.1	Coke Quality Specifications	10
4.2	Adjustments to Specifications	10
4.3	Conformance to Quality Specifications	11
4.4	Quality Program	11
4.5	Duality Committee	12
4.6	Right to Reject	12
4.7	Price Adjustments	12
4.8	Payment of Price Adjustments	12
4.9	Coal Blend and Coal Supply Contracts	13

ARTICLE V Pricing		13

5.1	Contract Price Formula	13
5.2	Intention of the Parties	21

ARTICLE VI Delivery and Shipment		22

6.1	Equal Daily Deliveries	22
6.2	Weights	22
6.3	Title and Risk of Loss	22

ARTICLE VII Billing and Payment		22

7.1	Payment Terms and Invoicing	22
7.2	No Set-Off	23

ARTICLE VIII Stockpiled Coke		23

8.1	Stockpiled Coke	23

ARTICLE IX Escrow Account for Credit Discount		24

9.1	Establishment of Escrow Account	24
9.2	Purchaser’s Failure to Reimburse/Indemnify Seller	24
9.3	Release of Escrow	25
9.4	Escrow Agreement	25

ARTICLE X Events of Default		25
10.1	Purchaser’s Failure to Take or Pay	26
10.2	Seller’s Failure to Deliver	26
10.3	Insolvency or Bankruptcy of Purchaser or Seller.	26
10.4	Failure to Perform Covenants, Etc.	27
10.5	Termination for Breach	27

ARTICLE XI Force Majeure		27

11.1	Force Majeure	27
11.2	Special Excuse for Nonperformance by Purchaser	28
11.3	Major Fire or Explosion	28

ARTICLE XII Arbitration		29

12.1	Interpretation and Dispute Resolution	29

ARTICLE XIII Warranties		30

13. Title		30
13.1	Quality	30
13.2	Limitation of Warranties	30
13.3	Suitability	31

ARTICLE XIV Conditions Precedent; Early Termination		31

14.1	Conditions Precedent	31
14.2	Mutual Undertakings	32
14.3	Early Termination	32
14.4	Environmental Permit	33

ARTICLE XV Miscellaneous		34

15.1	No Violation; Collective Bargaining Agreements	34
15.2	Notices	34
15.3	No Special Damages; Governing Law	34
15.4	Counterparts	35
15.5	Severability	35
15.6	Entire Agreement	35
15.7	Captions	35
15.8	Amendment	35
15.9	Independent Contractors	35
15.10	Waivers and Remedies	36
15.11	Confidentiality	36
15.12	Essence of Time	36
15.13	Assignability	36
15.14	Audit of Records	36

Schedules:

Schedule 4.1	-	Coke Quality Specifications
Schedule 4.4(c)	-	Monthly Coke Quality Report Format
Schedule 4.4(d)	-	Off-Spec Coke Quality Report Format
Schedule 4.4(e)	-	Coke Quality SPP Report Format
Schedule 4.7	-	Coke Quality Price Adjustment
Schedule 5.1(c)	-	Computer Model (Return on Capital Component)
Schedule 5.1(e)	-	Calculation of Discount Related to Section 29 Tax Credits

Exhibits:

Exhibit A-1	- Form of Inland Steel Industries Guaranty
Exhibit A-2	- Form of Sun Company, Inc. Guaranty
Exhibit B	- Form of Elk River Resources, Inc. Guaranty
Exhibit C	- Form of Escrow Agreement

AMENDED AND RESTATED

COKE PURCHASE AGREEMENT

This Amended and Restated Coke Purchase Agreement, dated as of February 19, 1998 (this “Coke Purchase Agreement”), is by and between Indiana Harbor Coke Company, L.P., a Delaware limited partnership, qualified to do business in Indiana (“Seller”), and Inland Steel Company, a Delaware corporation. (“Purchaser”).

W I T N E S S E T H

WHEREAS, Seller is a partnership formed between Indiana Harbor Coke Company, a Delaware corporation as general partner, and Indiana Harbor Coke Corporation, an Indiana corporation, and DTE Indiana Harbor LLC, a Delaware limited liability company, as limited partners (each a “Partner” and, collectively, the “Partners”) pursuant to an Amended and Restated Partnership Agreement of even date herewith (the “Partnership Agreement”); and

WHEREAS, as stated in the Partnership Agreement, Seller intends to design and construct, and to finance, own and operate a heat recovery cokemaking plant, together with related coal and coke handling facilities, with an annual production of at least 1.22 million Tons of screened furnace coke (the “Coke Plant”); and

WHEREAS, Purchaser is desirous of obtaining an assured source of coke in such Tonnages and of such quality as described herein, and is willing to do so on a take or pay basis; and

WHEREAS, Purchaser and Seller are parties to a Coke Purchase Agreement dated November 4, 1996 (the “Original Coke Purchase Agreement”); and

WHEREAS, Purchaser and Seller desire to amend and restate the Original Coke Purchase Agreement as provided in this Coke Purchase Agreement; and

WHEREAS, Purchaser and Seller desire that all references to the Original Coke Purchase Agreement in any agreement, instrument or other document hereinafter be deemed to be a reference to this Coke Purchase Agreement; and

WHEREAS, Seller desires to sell and deliver coke to Purchaser, and Purchaser desires to purchase and accept coke from Seller, on the terms and conditions set forth in this Coke Purchase Agreement.

NOW THEREFORE, in consideration of the mutual terms, covenants, and conditions herein contained, the mutual benefits to be derived hereunder, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

Definitions

As used in this Coke Purchase Agreement, the following terms shall have the meanings herein specified:

1.1 Affiliate - shall mean as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either:

(a) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person; or

(b) to direct or cause the direction of the management and policies of such person whether by contract or otherwise.

1.2 Annual Budget - shall have the meaning provided herein at Section 5.1(b).

1.3 Applicable Percentage - shall mean *****multiplied by the actual Credit Discount divided by the Credit Discount determined without the $*****cap contained in Section 5.1(e)(3) of the Coke Purchase Agreement.

1.4 Change of Law - shall mean a statutory change in the Code (including without limitation a repeal of all or any part of section 29 of the Code) to the extent that such change:

(a) causes any part of production from the Coke Plant to cease to be qualified fuels within the meaning of Section 29 of the Code;

(b) reduces the rate at which Section 29 Tax Credits accrue per barrel of oil equivalent of Coke; or

(c) limits the benefit or availability of Section 29 Tax Credits with respect to any class of persons which includes the Initial Investor.

1.5 Code - shall mean the Internal Revenue Code of 1986, as amended.

1.6 Coke - shall mean coke which meets the Coke Quality Specifications.

1.7 Coke Plant - shall have the meaning set forth in the introduction to this Coke Purchase Agreement.

1.8 Coke Purchase Agreement - shall have the meaning set forth in the introduction to this Coke Purchase Agreement.

1.9 Coke Quality Specifications - shall have the meaning provided herein at Section 4.1.

1.10 Cokenergy - shall have the meaning provided herein at Section 2.1(a).

1.11 Commission - shall have the meaning provided herein at Section 3.1(e)(1).

1.12 Computer Model - shall mean the computer model described in Schedules 5.1(c) and 5.1(e) and set forth in the attached computer diskette.

1.13 Confidential Information - shall mean any material, non-public information that is obtained by Purchaser or Seller in connection with the negotiation of the Coke Purchase Agreement and related transactional documents, including specifically by way of example and not of limitation:

(a) the terms and provisions of this Coke Purchase Agreement and the Contract Price for Coke sold hereunder, including any methodology for calculating such Contract Price;

(b) any information protected by the terms of any

(c) confidentiality agreement between Seller and Purchaser; and

(d) the terms of any Initial Investment (or related subsequent investment) and/or the identity of any Initial Investor (or subsequent investor).

Confidential Information shall not include information that becomes generally available to the public other than as a result of a disclosure by the Purchaser, or Seller its Affiliates or any directors, officers, employees or agents of the Purchaser or Seller or any Affiliate of the Purchaser or Seller.

1.14 Contract Price - shall mean the price per ton of Coke included in the Minimum Coke Purchase Requirement, calculated in accordance with the methodology set forth herein at Article V.

1.15 Contract Year - shall mean the period from and including the date hereof to and including December 31, 1996, and thereafter shall mean each twelve (12) month period during which this Coke Purchase Agreement is in effect, commencing on each January 1st; provided, however, that the last Contract Year shall end on the date of expiration of this Coke Purchase Agreement.

1.16 Credit Discount - shall have the meaning provided herein at Section 5.1(e).

1.17 Default - shall mean any event, act or condition which with notice, or lapse of time, or both would constitute an Event of Default.

1.18 Designated Year - shall have the meaning provided herein at Section 9.3(a).

1.19 Disallowance - shall mean the disallowance by the IRS of all or a portion of the Section 29 Tax Credits allocated to the Initial Investor.

1.20 Disallowance Percentage - shall mean:

*****For purposes of determining the amount of Disallowed Discount in Section 5.1(e)(3) hereof, a Proposed Adjustment that if sustained would result in a loss or reduction in the dollar value of Section 29 Tax Credits allocated to the Initial Investor, shall be treated as a loss of Section 29 Tax Credits in determining the Disallowance Percentage.

1.21 Disallowed Discount - shall have the meaning provided herein at Section 5.1(e)(3) hereof.

1.22 Discount Period - shall have the meaning provided herein at Section 5.1(e).

1.23 Escrow Agent - shall have the meaning provided herein at Section 9.1.

1.24 Event of Default - shall have the meaning provided herein at Article X.

1.25 Final Determination - shall mean:

(a) a settlement of the Proposed Adjustment;

(b) unless judicial-proceedings are initiated as provided in Section 5.1(e)(6)(iii) hereof, a final administrative resolution with respect to the Proposed Adjustment as evidenced by a closing agreement, Form 870-P, Forms 870 or 870-AD or like form or agreement;

(c) a final decision with respect to the Proposed Adjustment by the Tax Court, Court of Federal Claims or the appropriate Federal District Court (unless appealed);

(d) a final decision of a united States Court of Appeals with respect to the Proposed Adjustment; or

(e) the expiration of the applicable statute of limitations for the tax period affected.

1.26 Fire/Explosion Period - shall have the meaning provided herein at Section 11.3.

1.27 Flip 1 Date - shall mean the first date on which the Initial Investor’s share in the proceeds from the production and sale of Coke from the Coke Plant is reduced as a result of the achievement of a targeted return.

1.28 Force Majeure - shall have the meaning provided herein at Section 11.1.

1.29 Governmental Authority - shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.30 Governmental Imposition - shall mean any assessment, charge, impost or levy, however denominated (but not including fines or other penalties for the failure to comply with nontax legal requirements), including any interest, penalties, or additions that is or may become payable in respect thereof, imposed by any state, local or federal or foreign Governmental Authority that may be imposed on the purchase of coal, the production or sale of Coke, on any asset or transaction of Seller related to the Coke Plant including, but not limited to, a value added tax of any type and an energy tax of any type, (with the exception of a tax measured by net income, the Indiana Gross Receipts Tax, or any withholding tax relating to a Partner’s interest in Seller).

1.31 GP - shall mean Indiana Harbor Coke Company, a Delaware corporation, general partner of Seller.

1.32 GP Indemnity Agreement - shall mean, in the event that an investor acquires an interest in the Partnership, any indemnity agreement between the investor and GP related to the indemnification of certain tax benefits including Section 29 Tax Credits.

1.33 Initial Full Production - shall mean and refer to the date on which Three Thousand Three Hundred Forty Two (3,342) Tons of daily Coke production from the Coke Plant is first available for sale and delivery,

1.34 Initial Investment - shall have the meaning provided herein at Section 5.1(e).

1.35 Initial Investor - shall have the meaning provided herein at Section 5.1(e).

1.36 Initial Term - shall have the meaning provided herein at Section 2.1.

1.37 IRS - shall mean the U.S. Internal Revenue Service, or any similar or successor federal agency.

1.38 Minimum Coke Purchase Requirement - shall mean and represent, during any one Contract Year, Coke that the Seller is required to sell and that the Purchaser is required to purchase on a take or pay basis:

(a) for Contract Year periods subsequent to the date hereof, but prior to the date of commencement of Initial Full Production, the Minimum Coke Purchase Requirement shall be an amount of Coke equal to all available Coke produced by the Coke Plant;

(b) for Contract Year periods following Initial Full Production, but before the end of the Initial Term, the Minimum Coke Purchase Requirement shall be 1.22 million Tons per Contract Year, reduced by the amount of Coke that Seller is excused from selling to Purchaser, and/or Purchaser is excused from buying from Seller, pursuant to the Force Majeure provisions of Article XI hereof.

1.39 Overdue Rate - shall have the meaning provided herein at Section 7.1.

1.40 Original Coke Purchase Agreement - shall have the meaning set forth in the introduction to this Coke Purchase Agreement.

1.41 Parties - means both the Purchaser and the Seller.

1.42 Partner - shall have the meaning set forth in the introduction to this Coke Purchase Agreement.

1.43 Partnership Agreement - shall have the meaning set forth in the introduction to this Coke Purchase Agreement.

1.44 Party - means either the Purchaser or the Seller, depending upon the context in which the term is used.

1.45 Person - shall mean and include any individual, firm, corporation, partnership, limited liability corporation, association, trust or other enterprise or any government or political subdivision or agency, department or instrumentality thereof.

1.46 Phase-Out - shall mean a reduction in the dollar value of the credit per barrel-of-oil equivalent allowed for the Coke Plant production by reason of section 29(b) of the Code.

1.47 Proposed Adjustment - shall mean an adjustment proposed on the earlier of a written proposed audit finding (PAF), revenue agent’s report (RAR), 30-day letter, statutory notice of deficiency or their equivalent.

1.48 Proposed Price - shall have the meaning provided herein at Section 3.1(e)(1).

1.49 Purchaser - shall have the meaning set forth in the introduction to this Coke Purchase Agreement.

1.50 Qualified Ovens - shall mean coke ovens that are described in section 29(g) (1) and (2) of the Code.

1.51 Section 29 Tax. Credits - shall mean U.S. federal income tax credits provided for in section 29 of the Code.

1.52 Stockpiled Coke - shall have the meaning provided herein at Article VIII.

1.53 Tax Rate Adjustment Factor - shall mean a *****.

1.54 Ton, or Tonnage - shall mean, with respect to Coke purchased pursuant to this Coke Purchase Agreement, a short ton of two thousand (2,000) pounds of Coke at ***** moisture content. All tonnages of Coke sold pursuant to this Coke Purchase Agreement shall be adjusted to ***** in accordance with the following formula:

***** = Tonnage.

1.55 Total Coke Plant Capital Cost - shall mean the Seller’s initial capital investment (not to exceed One Hundred Eighty Six Million Dollars ($186,000,000) reduced by the amount of liquidated damages received by the Seller from the general contractors for construction of the Coke Plant) required to build and operate the Coke Plant together with organization and start-up costs (but not to exceed $1,500,000 net of any state training incentives), together with subsequent capital investments made by Seller as shown in the Computer Model attached hereto as Schedule 5.1(c); and additional capital expenditures as required from time to time by changes in applicable law, regulations or regulatory orders (or changes in official interpretations thereof).

1.56 Written or in writing shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

ARTICLE II

Term

2.1 Initial Term. Except as otherwise provided herein, this Coke Purchase Agreement shall be in full force and effect from the date hereof, and thereafter for an initial term (the “Initial Term”) of fifteen (15) years commencing from the first to occur of:

(a) the later of the date of Initial Full Production and the Tolling Commencement Date under that certain Tolling Agreement, dated of even date herewith, between Purchaser and Cokenergy, Inc., an Indiana corporation (“Cokenergy”); or

(b) January 1, 1999.

2.2 Renewal Option. Purchaser is hereby granted the right to renew the term of this Coke Purchase Agreement at a contract price that is mutually acceptable to both Purchaser and Seller. The contract price during any such renewal term will:

(a) be based on methodology for calculation substantially similar to that set forth herein at Article V;

(b) accommodate the Coke Plant’s need for new capital expenditures (calculated using a *****% after tax rate of return to Seller) and amortized over the remaining economically useful life of the Coke Plant; and

(c) enable Seller to realize the residual value as determined by the Computer Model attached hereto as Schedule 5.1(c), amortized over the remaining economically useful life of the Coke Plant.

At least twenty-four (24) months prior to the expiration of the Initial Term, Purchaser must give notice to Seller of Purchaser’s intent to renew, specifying a renewal term not less than three but not more than ten years in duration. Seller will reply within thirty (30) days following receipt of Purchaser’s notice of intent to renew, and in so replying Seller shall specify the required additional capital, the approximate projected economically useful life remaining and a proposed contract price for Coke in accordance with subsections 2.2(a), (b) and (c) above and the Parties hereby agree to use their commercially reasonable good faith efforts to negotiate a mutually acceptable contract price to apply during such renewal term. If Purchaser fails to give notice of its intent to renew twenty-four (24) months prior to expiration of the Initial Term, such failure shall operate as a conclusive waiver of Purchaser’s right to renew.

ARTICLE III

Quantity

3.1 Take or Pay Basis. During the term of this Coke Purchase Agreement, and subject to the terms and conditions hereof (including without limitation, the provisions relating to Purchaser’s No. 7 Blast Furnace set forth in Article XI hereof), Seller shall sell and deliver, on a take or pay basis, and Purchaser shall buy and accept delivery of Coke from Seller on a take or pay basis, in the amount of the Minimum Coke Purchase Requirement for each relevant Contract Year period. Should Purchaser fail to take the Minimum Coke Purchase Requirement tendered for any monthly period, Purchaser shall nonetheless be obligated to pay the Contract Price for Purchaser’s Minimum Coke Purchase Requirement for such monthly period.

It is specifically understood that:

(a) Subject to the Force Majeure provisions herein contained, Seller’s contractual obligation hereunder is to sell Coke to Purchaser in the amount of the Minimum Coke Purchase Requirement without regard to the actual amount of Coke produced by the Coke Plant. To the extent practicable, Seller will satisfy its obligation to deliver the required Coke Tonnages with Coke produced at the Coke Plant.

(b) Should Seller fail to deliver approximately 21,000 Tons per week, for any period of two or more consecutive weeks, Purchaser shall have the right to secure such deficit from any other source and, in addition to any other rights and remedies hereunder, Purchaser shall be entitled to recover from Seller the amount, if any, by which the purchase price, together with any and all reasonable costs actually incurred by Purchaser in securing such substitute Coke exceeds the Contract Price determined without regard to Section 5.1(e).

(c) If Purchaser wrongfully rejects the Coke, Seller shall have the right to sell such Coke to third parties, and, in addition to any other rights and remedies hereunder, Seller shall be entitled to recover from Purchaser:

(1) A penalty in the amount of ***** per Ton for such wrongly rejected coke; and

(2) the full Contract Price of such rejected Coke net of resale proceeds, if any, (adjusted for handling losses) and sales of nut coke and breeze. The Purchaser shall not be entitled to receive any discount described herein at Section 5.1(e) relating to Section 29 Tax Credits that may be available in connection with any resale by Seller of such rejected Coke to third parties.

(d) In the event that Seller is unable to satisfy its contractual obligation to deliver the Minimum Coke Purchase Requirement solely from Coke produced by the Coke Plant, Seller will provide Purchaser with advance written notice of such inability, together with an indication of whether or not Seller is reasonably likely to secure the deficit from a probable alternate source (and identification of any such probable alternate source, if possible). Seller will use commercially reasonable efforts to secure any such deficit from an identifiable producer. Such notice shall also include the delivered price for such Coke. Within five (5) days of its receipt of such notice from Seller, Purchaser will inform Seller in writing whether or not Purchaser will accept delivery from Seller of Coke meeting the Coke Quality Specifications, but not produced by the Coke Plant. If Purchaser elects not to accept delivery from Seller of such Coke produced by sources other than from the Coke Plant, Seller will be relieved of any delivery obligation under this Coke Purchase Agreement with respect to such Tonnage, and Purchaser will not be entitled to receive from Seller any reimbursement of costs incurred by Purchaser in securing substitute Coke other than a rebate equal to the lesser of (1) the excess, if any, of the delivered price of the substitute Coke proposed by Seller over the Contract Price, and (2) the excess-, if any, of the delivered price of the substitute Coke actually purchased by Purchaser over the Contract Price.

(e) Although the Parties anticipate that Coke purchased hereunder will be used for Purchaser’s own operation, Purchaser may resell to third parties as follows:

(1) Purchaser will notify Seller of the amount of Coke Purchaser desires to resell and Seller shall use its reasonable good faith efforts to obtain the most favorable price on any such resale and shall not discriminate against Purchaser in favor of any other party (including Seller) for whom Seller is selling coke. Within sixty (60) days of Purchaser’s notice, Seller shall notify Purchaser of the bona fide price at which Seller is able to sell such Coke (the “Proposed Price”), and in respect of any such resales, Purchaser shall pay Seller a commission (the “Commission”) in addition to the Contract Price equal to *****per Ton) resold, but not greater than the excess, if any, of the resale price per Ton over the Contract Price per Ton.

(2) If Seller’s Proposed Price is unacceptable to Purchaser, then Purchaser may resell such Coke on its own account and pay Seller as the “Commission” an amount equal to *****of the Commission that would have been payable to the Seller based upon the Proposed Price. Purchaser will use its reasonable good faith efforts to obtain a price that exceeds the Proposed Price.

(3) The Commission will be paid to Seller within five (5) Business Days of Purchaser’s receipt of payment for such resold Coke.

(4) If Seller does not provide Purchaser with a Proposed Price within sixty (60) days of Purchaser’s notice pursuant to Section 3.1(e)(1), then Purchaser may resell such Coke for its own account, and no Commission will be payable to Seller in respect of such resold Coke.

3.2 Option to Purchase Available Excess Production. Provided that Purchaser uses substantially all, but in no event less than ***** Tons of Minimum Coke Purchase Requirement Tonnage (or such lesser tonnage as actually produced by the Coke Plant) in any one Contract Year period (determined on a ratable basis during each Contract Year) for its No. 7 Blast Furnace or other facilities at its Indiana Harbor Works location, or such failure by Purchaser to use more than ***** Tons results solely from a Force Majeure event or planned furnace reline at Purchaser’s No. 7 Blast Furnace pursuant to Section 11.2, then Purchaser may, at its option, purchase and accept from the Seller, for Purchaser’s own use (and not for resale), and Seller shall sell and deliver to Purchaser, such additional quantities of Coke produced by the Coke Plant as may be available in excess of Purchaser’s Minimum Coke Purchase Requirement for the relevant Contract Year period. The purchase price per Ton for any such available excess Coke shall be equal to the Contract Price determined without regard to Section 5.1(e) hereof, less a discount equal to *****.

Seller will notify Purchaser in writing approximately six (6) months prior to the beginning of each calendar quarter, as to the quantity of additional Coke, if any, reasonably expected to be available during such calendar quarter. In order to establish its right to purchase any such available additional quantities of Coke, the Purchaser must deliver to Seller written notice of its commitment to purchase the identified available excess quantities of Coke on or before the thirtieth (30th) day following Seller’s original notice to Purchaser. Delivery of such notice of commitment by the Purchaser shall be irrevocable and shall be binding on the Purchaser for all purposes of this Coke Purchase Agreement. If Seller does not receive Purchaser’s notice of commitment to purchase within such thirty (30) day period, Purchaser shall be deemed to have declined its option to purchase the available additional quantities of Coke previously identified by Seller. Any Tonnages of Coke purchased by Purchaser pursuant to the provisions of this Section 3.2, regarding Purchaser’s option to purchase excess production, shall not be counted towards those Tonnages of Coke needed to fulfill the Purchaser’s Minimum Coke Purchase Requirement during any Contract Year period. In the event Purchaser declines additional or excess Coke pursuant to this Section 3.2 (or is not entitled to purchase such excess Coke), Seller shall be relieved of any obligation under this Coke Purchase Agreement to produce such additional or excess Coke.

In the event that Purchaser should resell to third parties ***** Tons or more of the Coke purchased under this Coke Purchase Agreement in any one Contract Year, Purchaser will have no option to purchase excess Coke produced at the Coke Plant during such Contract Year. Any excess Coke produced by the Coke Plant and not purchased by Purchaser for its own use pursuant to this Section 3.2 may be sold by Seller for its own account.

ARTICLE IV

Coke Quality

4.1 Coke Quality Specifications. All Coke purchased and sold under this Coke Purchase Agreement shall conform to the quality requirements set forth on Schedule 4.1 (the “Coke Quality Specifications”), based on Purchaser’s laboratory analysis. If Purchaser’s chemical analyses do not agree with Seller’s chemical analyses, Purchaser and Seller will attempt to harmonize the discrepancies, to determine the actual quality of the Coke delivered, and/or to mutually agree on appropriate adjustments. If Purchaser and Seller are unable to agree as to the chemical quality of Coke delivered, both Seller’s and Purchaser’s laboratories will analyze mutually agreed upon, certified standard samples of the chemical quality parameter in dispute. Both laboratories will adjust their laboratory equipment and/or procedures to conform to the value of the certified standard sample.

4.2 Adjustments to Specifications. Seller and Purchaser each acknowledge that several of the Coke Quality Specifications are dependent upon the coal blend used at the Coke Plant. From time to time, seller and Purchaser shall jointly develop the blend of coals to be used at the Coke Plant and shall mutually agree upon any required or resulting changes to the Coke Quality Specifications. Seller shall not alter the coal blend without the prior written approval of Purchaser, which will not be unreasonably withheld or delayed. Seller shall give Purchaser prompt written confirmation of any changes in the coal blend.

4.3 Conformance to Quality Specifications. Conformance to Coke Quality Specifications will be determined based on samples taken and analyzed by Seller as follows:

*****	*****	*****

*****	*****	*****

*****	*****	*****

*****	*****	*****

*****	*****	*****

4.4 Quality Program. Seller shall participate in Purchaser’s Quality Conformance Program, which utilizes statistical process control methods. Seller’s participation shall require the following:

(a) Seller shall furnish daily and weekly quality data directly to Purchaser.

(b) Seller shall have CSR and Stability tests performed in a manner consistent with procedures provided by Purchaser. Purchaser’s Lab will be the control Lab.

(c) Seller shall furnish Purchaser a monthly quality report in Purchaser’s designated format, an example of which is attached hereto as Schedule 4.4(c) and incorporated herein by this reference, by the tenth (10th) day of the following month. The format shall be reviewed on an annual basis.

(d) Whenever any delivery does not conform to the Coke Quality Specifications, Seller shall immediately furnish Purchaser with an off-spec report in Purchaser’s-designated format, an example of which is attached hereto as Schedule 4.4(d) and incorporated herein by this reference, defining parameter, time, cause and corrective action.

(e) Seller will report analyses of Coke to Purchaser using Purchaser’s SPP formats, examples of which are attached hereto as Schedule 4.4(e) and incorporated herein by this reference, and will modify such formats as necessary.

(f) Seller and Purchaser will exchange samples for round robin testing between labs on a monthly basis.

4.5 Duality Committee. Seller shall accommodate quality audits and customer/supplier meetings with Purchaser, which will be held as often as required and at least quarterly, during which appointed representatives of Seller and Purchaser shall review performance to Coke Quality Specifications, changes to Coke Quality Specifications and coal blends.

4.6 Right to Reject. Purchaser, at its sole option, may reject any Coke that exceeds (higher or lower) one or more of the Reject Values specified in Schedule 4.1 attached hereto. Any such Coke will be considered unusable under the terms of this Agreement; provided, however, that:

(a) Purchaser shall be entitled to the benefit of the discount for Section 29 Tax Credits, if any, under Article V with respect to such rejected Coke to the extent such rejected Coke is sold by Seller to other than Purchaser and Seller replaces the rejected Coke with Coke not qualifying for the Credit Discount; and

(b) such rejected Coke will not be counted as satisfying Seller’s minimum delivery requirements under Section 3.1, unless such rejected Coke is subsequently delivered to, and accepted by, Purchaser.

4.7 Price Adjustments. All Coke which does not meet one or more Coke Quality Specifications, and which is not rejected by Purchaser pursuant to Section 4.6, will be subject to price adjustments based on analyses performed in accordance with Section 4.3 of this Coke Purchase Agreement, calculated according to the formulas set forth in Schedule 4.7 hereto.

4.8 Payment of Price Adjustments.

(a) Price Adjustments (Except Alkali and Phosphorus). Seller will generate and transmit to Purchaser a monthly quality summary within fifteen (15) working days after the end of each month. The quality summary will show by day (delivery) the Tons at *****. Any price adjustments associated with the individual deliveries will be calculated and a monthly total shown. Contemporaneously with the quality summary, Seller will invoice (debit or credit) Purchaser the amount of the price adjustments. Purchaser shall pay (debit or credit) any such quality price adjustments in immediately available funds on the first (1st) day of the month succeeding Seller’s transmittal of the quality summary and invoice to Purchaser.

(b) Price Adjustments (Alkali and Phosphorus). The Alkali and Phosphorus analysis will be performed on a weekly basis and reported to Purchaser on a monthly basis as provided herein. No additional documents will be generated unless the Alkali and/or Phosphorus is in the Price Increase Range or Price Decrease Range. In the event that the Alkali and or Phosphorus is in the Price Increase Range or Price Decrease Range, Seller will generate an Off-Spec Quality Report within fifteen (15) working days after the end of each month showing the total Tons at *****moisture, the current price, Alkali/Phosphorus, and the total associated price adjustment. Contemporaneously with the Off-Spec Quality Report, Seller will invoice (debit or credit) Purchaser the amount of the related price adjustment. Purchaser shall pay (debit or credit) any such adjustment in immediately available funds on the first (1st) day of the month succeeding Seller’s transmittal of such Off-Spec Quality Report and invoice to Purchaser.

4.9 Coal Blend and Coal Supply Contracts. Seller will purchase the coals to be included in any such coal blend at fair market value, and will procure at fair market value, such transportation and blending services as may be needed to deliver the blended coal to the Coke Plant. Seller shall not, without the prior consent of Purchaser, enter into any contracts with terms exceeding two (2) years for the supply of coals to be used in connection with the production of Coke at the Coke Plant. Such consent of Purchaser shall not be unreasonably withheld. Any of Seller’s contracts (or other purchases) with or from its Affiliates for coal used in the production of Coke shall be on terms no less favorable to Seller than such terms would be had such contract or purchase been with an unrelated third-party supplier of coal.

ARTICLE V

Pricing

5.1 Contract Price Formula. The Parties agree to use their good faith, reasonable efforts to cause the Contract Price to be as low as commercially feasible. The Contract Price per Ton of Coke sold to Purchaser pursuant to the terms and provisions of this Coke Purchase Agreement shall be the sum of the following items:

(a) Coal Price Component: The-actual cost incurred by Seller of purchasing the coal blends, together with any transportation, blending, and handling costs and the costs of any other services actually incurred by Seller as needed to deliver the blended coal to the Coke Plant. This Coal Price Component of the Contract Price will be calculated on a per Ton of coal charged to the oven basis. Coal to screened Coke yield standards as determined below will be used to convert coal price to coke cost:

(1) Seller and Purchaser agree to test the initial coal blend in the similar cokemaking facility owned by an Affiliate of, Seller to determine initial standards for coke quality and yield. This test will be run utilizing at least ***** coke ovens for a duration of at least seven (7) days; and

(2) As soon as practical, Seller will run control tests on the new ovens to determine final quality and yield standards for the initial blend. From time to time, Seller and Purchaser will run subsequent controlled tests and will mutually agree to change the standards as necessary. The testing procedure described in this subsection 5.1(a)(2) will be followed for any new coal blends.

(b) Operating Cost Component: The operating cost per Ton of Coke produced by the Coke Plant, calculated as the sum of the following items:

(1) Budgeted Cost. No later than January 31, 1998, Seller shall establish a preliminary operating budget on a per Ton basis for the first year of the Initial Term, and such preliminary budget shall be revised during the third full month following Initial Full Production and such revised preliminary budget shall apply prospectively to periods following the third full month after Initial Full Production. No later than ninety (90) days prior to the end of each subsequent fiscal year, the Seller shall establish an annual budget on a per Ton basis for the Coke Plant, for the succeeding fiscal year (the “Annual Budget”), based on the following items:

(i) historical operations and maintenance history at similar cokemaking facilities operated by Affiliates of Seller; and

(ii) projected annual Coke production of 1.22 Million Tons at the Coke Plant.

(iii) labor expenses (which will not be inconsistent with market conditions and Purchaser’s labor relations); and

(iv) other conditions specific to the Coke Plant.

The preliminary budget, and each Annual Budget will set forth estimates with respect to operating costs, capital expenditures and other similar matters. The preliminary budget and each Annual Budget, as the same may be amended, shall become effective upon the occurrence of the earlier of: (A) the approval in writing by the Purchaser, or (B) the lapse of thirty (30) business days following notice of such preliminary budget and each Annual Budget to Purchaser. Seller shall use its good faith commercially reasonable efforts to operate the Cake Plant within the preliminary budget and each Annual Budget, as adopted.

If, within thirty (30) business days following notice by Seller to Purchaser of the preliminary budget and each Annual Budget, the Purchaser notifies Seller in writing of Purchaser’s disapproval of such preliminary budget and each proposed Annual Budget, the Parties shall, within ninety (90) days of Seller’s receipt of Purchaser’s written notice of disapproval, attempt to resolve their disagreements with respect to specific line item estimates set forth in the preliminary budget and each Annual Budget. Any disagreements that remain at the end of such ninety (90) day period shall be submitted to binding arbitration in accordance with the procedures established in Article XII hereof. Notwithstanding the foregoing, Seller shall continue to operate the Coke Plant, within the limitations set forth in the preliminary budget and each Annual Budget for which a disagreement between Purchaser and Seller exists (pending resolution by the Parties or binding arbitration, as the case may be) during any such period. In the case of an extraordinary event or expenditure which was not reasonably foreseeable by Seller, Purchaser and Seller agree to negotiate in good faith to amend the budget to give effect to increased operating costs resulting from such event or expenditures.

Except for a quarter during which a Fire/Explosion Period occurs and during which Purchaser has requested a reduction in Coke Plant production, Purchaser shall receive on a quarterly basis a credit with respect to the Contract Price equal to ***** are less than the preliminary budget and each Annual Budget estimate for the relevant period. Except for a quarter during which a Fire/Explosion Period occurs and during which Purchaser has requested a reduction in Coke Plant production, Purchaser shall be charged on a quarterly basis an amount equal to *****) exceed the preliminary budget and each Annual Budget estimate for the relevant period.

In any quarter during which a Fire/Explosion Period occurs and during which Purchaser has requested a reduction in Coke Plant Production, Purchaser will be charged for *****. Seller will use good faith reasonable commercial efforts to minimize operating costs incurred during such period; and

(2) Governmental Impositions. Operating Costs shall include all Governmental Impositions which Seller is not reasonably able to mitigate plus actual costs incurred by the Seller in the course of such mitigation.

Any increase in the Coke Plant’s operating cost per Ton as a result of the amendment or revision of any Coke Quality Specifications, will be paid by Purchaser as an adjustment to the Contract Price of the Coke sold under this Coke Purchase Agreement. Likewise, Purchaser will be entitled to an adjustment to the Contract Price of the Coke sold under this Coke Purchase Agreement in an amount equal to*****.

(c) Return on Capital Component: The projected cost per Ton will provide Seller with a ***** after-tax return on the total Coke Plant capital cost (using internal rate of return method of calculation) (the “Total Coke Plant Capital Cost”) and will be fixed for the term of this Coke Purchase Agreement. The Return on Capital Component will be computed based on a *****. The Parties agree to negotiate in good faith an adjustment to the assumed tax rate and corresponding change in the Return on Capital Component if a tax in lieu, in whole or in part, of an income tax is imposed.

During the period covered by the preliminary budget the Return on Capital Component will be determined by Seller’s good faith estimate of Total Coke Plant Capital Cost. During the third full month of Initial Full Production the Final Return on Capital Component will be calculated using the Computer Model attached hereto as Schedule 5.1(c). The Tons of Coke sold in 1998 shall equal Seller’s good faith projection of 1998 Tons sold as projected in the third full month following Initial Full Production. In the event of any additional capital expenditures required by applicable law or regulation, the Computer Model will be used to recalculate a new rate of return (over the remaining economically useful life of the Coke Plant) taking into account such additional capital expenditures.

(d) [Intentionally Omitted].

(e) Discount for Section 29 Tax Credits:

(1) In the event that:

(i) Coke produced by the Coke Plant and sold to parties unrelated to Seller qualifies for a tax credit under Section 29 of the Code, and an investor (together with its successors and assigns, the “Initial Investor”) acquires an interest in Seller (such investment being the “Initial Investment”), the Contract Price per Ton of Coke delivered hereunder will be reduced during the Discount Period by the Credit Discount attributable to Coke produced by the Coke Plant from Qualified Ovens; provided, however, that the Credit Discount will not be attributable to Coke produced from Qualified Ovens in the Coke Plant in excess of 1.22 Million Tons during any twelve (12) month period commencing on or after Initial Full Production (pro-rated for shorter periods). Seller shall use its good faith efforts to obtain an Initial Investment and subsequent investments on commercially reasonable terms to Seller, GP and GP’s Affiliates for transactions involving facilities, of this type and which takes into account the availability to the Initial Investor of tax benefits (including, without limitation, credits available pursuant to Section 29 of the Code). The terms, conditions and pricing of such Initial Investment shall be structured by Seller, in its sole discretion, taking into account opportunities to minimize the Contract Price and amounts payable by Purchaser hereunder, Seller will consult with and keep Purchaser informed regarding the progress and proposed terms of the proposed Initial Investment and subsequent investments.

(2) “Discount Period” shall mean the period commencing on the date of the Initial Investment and ending on the Flip 1 Date.

(3) The “Credit Discount” shall mean the amount determined in accordance with Schedule 5.1(e) attached hereto and made a part hereof, but in no event exceeding ***** per Ton. For the period commencing on the date of the Initial Investment and ending with the end of the fifth full calendar month following the later of Initial Full Production or the date of the Initial Investment, a tentative discount will equal ***** per Ton, to be adjusted at the end of such period to reflect the actual Credit Discount, with an excess to be recovered by Seller by an increase in the Contract Price per Ton on the next issued invoice, plus interest at ***** basis points over the ninety (90) day U.S. Treasury bill, as quoted by the Wall Street Journal on the first business day of each month. Notwithstanding the foregoing, if the Initial Investment occurs on or before February 28, 1998, then during the period beginning on the date of the Initial Investment and ending on the earlier of June 30, 1998 or the date of Initial Full Production, the Credit Discount will be reduced by ***** per Ton.

If the dollar value of Section 29 Tax Credits that is allocable to the Initial Investor will be less than the dollar value of Section 29 Tax Credits that would have been allocable to the Initial Investor if such a reduction had not occurred, whether as result of a Change of Law, Phase-Out, Disallowance, or otherwise, or if a Proposed Adjustment is made that if sustained would result in such a reduction of Credits, then the Credit Discount attributable to future deliveries of Coke hereunder shall be reduced by an amount equal to ***** To the extent that it is subsequently determined that such reduction (other than a reduction due to a Proposed Adjustment) in the Credit Discount is not applicable, Seller shall pay Purchaser an amount equal to *****.

Notwithstanding the foregoing, in the case of a Proposed Adjustment, an amount equal to ***** shall be deposited into the escrow account as described in Article IX. Upon the Final Determination regarding such Proposed Adjustment, Seller and Purchaser shall direct the Escrow Agent to disburse to Purchaser an amount attributable to the *****.

The Credit Discount shall be reduced under this Section 5.1(e)(3) only in the case where the Initial Investor is protected from the loss or reduction in value of the Section 29 Tax Credits whether by means of a tax indemnity payment by GP, an extension of an Investor flip date or sharing phase or otherwise.

(4) On or before thirty days after the later of the date of the Initial Investment or the end of the third full month following Initial Full Production, Seller will compute the Credit Discount and provide Purchaser with written notice of the amount of the discount as well as a copy of the relevant calculation of the discount.

(5) In the event that:

(i) the Initial Investor or a new investor makes an investment in the Seller subsequent to the Initial Investment, whether by contribution or a purchase of a partnership interest; and

(ii) Coke produced by the Coke Plant and sold to parties unrelated to Seller continues to qualify for a credit under Section 29 of the Code,

Seller and Purchaser will negotiate a discount to the Contract Price per Ton in an amount and for a period consistent with the provisions of this subsection (e) and Schedule 5.1(e) hereto, as well as a related credit discount reduction and reimbursement provisions consistent with the provision of Section 5.1(e)(3) and (6) hereof.

During any period in which GP and Indiana Harbor Coke Corporation in the aggregate have an allocable share of Partnership revenue in excess of *****, and an affiliated group filing a consolidated federal income tax return of which GP or Indiana Harbor Coke Corporation is a member, realizes an incremental cash tax benefit due to Section 29 Tax Credits attributable to the Coke Plant determined by comparing the consolidated cash tax liability due with and without its allocable share of the Section 29 Tax Credits attributable to the Coke Plant, Seller and Purchaser agree to negotiate in good faith a discount to the Contract Price reflecting an equal sharing of such incremental benefit, to be adjusted as such consolidated tax liability is adjusted by audit, appeal, and court decision and which will include a provision whereby the independent accountants for the affiliated group including such partners will certify to Purchaser, based upon the tax returns actually filed by such group, the actual incremental cash tax benefits received by such group, and will not provide for audits by such accountants of Purchaser.

(6)

(i) If there is any loss, Disallowance or reduction in the dollar value of Section 29 Tax Credits with respect to Coke production previously allocated to the

Initial Investor, then Purchaser shall repay the Credit Discount to Seller in an amount equal to *****; provided, however, that Purchaser shall not be required to make any payment with respect to any Disallowance of Section 29 Tax Credits being contested by GP or the Initial Investor prior to a Final Determination of such proposed adjustment, provided, further that the Credit Discount Reimbursement shall be made only in the case where the Investor is protected from the loss, Disallowance or reduction in dollar value of Section 29 Tax Credits whether by means of a tax indemnity payment by GP, an extension of an Investor flip date or sharing phase or otherwise

(ii) In the event that GP is required to make a payment to the Initial Investor pursuant to the GP Indemnity Agreement relating to any loss, Disallowance or reduction in the dollar value of Section 29 Tax Credits, the applicable interest rate shall be the underpayment rate for large corporate underpayments as provided in section 6621(c) of the Code or its equivalent. If GP is not required to make such a payment to the Initial Investor and the loss, Disallowance or reduction in the dollar value of the Section 29 Tax Credits is equal to or greater than ***** of the aggregate Section 29 Credits that would have been allocable to the Initial Investor without regard to such loss, Disallowance or reduction, the applicable interest rate shall be equal to the Investor’s Percentage Return in the Computer Model. In all other cases the applicable interest rate shall equal the *****

(iii) In the event that either the IRS proposes in writing an adjustment to any Partnership item of income, deduction or credit or GP receives notice from the Initial Investor that it has received a notice in writing from the IRS of an adjustment, that, if agreed to by the Partnership or the Initial Investor, would result in a Credit Discount Reimbursement by Purchaser pursuant to this Agreement, Seller shall promptly notify Purchaser in writing of such proposed adjustment and of any action taken or proposed to be taken by the IRS with respect thereto. Purchaser will cooperate with GP and the Initial Investor in the contest of such item. In the event that the proposed adjustment is to be contested by the tax matters partner of the Partnership, Purchaser shall have the right to retain counsel, at its expense, to advise it with respect to the proposed adjustment, and GP shall keep Purchaser and its counsel informed as to the progress of such contest, give Purchaser and its counsel the opportunity to review and comment in advance on written submissions, filings and proposed settlements that relate to such proposed adjustment, and consider in good faith any suggestions made by Purchaser or its counsel. Likewise, in the event that the proposed adjustment is to be contested by the Investor, Purchaser shall have the right to retain counsel, at its expense, to advise it with respect to the proposed adjustment, and GP shall, to the extent not inconsistent with the rights GP has from the Investor, keep Purchaser and its counsel informed as to the progress of such contest, give Purchaser and its counsel the opportunity to review and comment to GP in advance on written submissions, filings and proposed settlements that relate to such proposed adjustment, and consider in good faith any suggestions made by Purchaser or its counsel. GP agrees to administratively contest any adjustment proposed in a partnership proceeding that, if sustained, would result in a Credit Discount Reimbursement and agrees to litigate such proposed disallowance (the particular court chosen being at the discretion of the GP) to the extent it cannot be administratively settled on reasonable terms, unless the GP receives a reasoned opinion of recognized outside tax counsel of Seller that there does not exist a reasonable possibility of success with respect to such matter. GP also agrees to appeal any adverse court decision unless Seller delivers to Purchaser a written reasoned opinion of recognized outside tax counsel of Seller to the effect that it is more likely than not that the appeal will not be successful. Purchaser shall reimburse Seller an amount equal to ***** including, without limitation, reasonable legal, witness and accounting fees and expenses, and in the case of proceedings before the Court of Federal Claims or Federal District Court, the amount of tax for which refund is claimed, any deposit related to such proceedings and any applicable interest, and in the case of appeal of a Tax Court decision, the cost of any bond filed pursuant to section 7485 of the Code or similar expense, payable within twenty (20) Business Days of invoice including a detailed description of the amount set forth in the invoice. , To the extent that such proceedings are resolved unfavorably to the IRS, Seller shall repay to Purchaser such amount of tax, deposit, bond, or similar item, together with any interest received with respect thereto. In no event shall Purchaser’s ultimate liability for interest under Section 5.1(e)(6) hereunder, but without regard to interest payable at the Overdue Rate, exceed that stated in Section 5.1(e)(6)(ii), with reconciliation and any payment due as a result thereof by Seller to Purchaser to be made within twenty (20) Business Days of the Final Determination of a proposed adjustment. Notwithstanding the foregoing, the GP may settle any disallowance or terminate any proceedings described in this paragraph in good faith, or consent thereto in good faith where the proposed adjustment is contested by the Initial Investor.

(iv) During any period in which Purchaser is in default of its obligations under subparagraph 5.1(e)(6)(i) above for more than thirty (30) days, Purchaser shall deposit the entire amount of any applicable Credit Discount to the escrow account established pursuant to the provisions of Article IX hereof, and the amount thereof shall be deposited with Escrow Agent pursuant to the Escrow established under Article IX hereof, until Purchaser ceases to be in default of such obligations under subparagraph 6(i), whereupon the Escrow Agent, upon direction by Seller and Purchaser, shall disburse such amount, together with the Net Earnings thereon to Purchaser.

(v) Payments required by Section 5.1(e)(6) shall be made by electronic bank transfer in immediately available funds in accordance with instructions provided by Seller, and shall be made within ten business days of Seller’s notice to Purchaser of its liability hereunder. Seller’s notice of payment due under this subsection will include an explanation of the events resulting in Purchaser’s obligation hereunder and a reasonably detailed computation of the amount of such obligation. Late payments will be subject to interest at the Overdue Rate.

(f) Certain Revenues. As part of the monthly billing and invoicing procedures described herein in Article VII, during the term of this Coke Purchase Agreement, operating costs for any one month period will be credited with the amount of *****.

5.2 Intention of the Parties. Unless otherwise specifically provided for in this Coke Purchase Agreement, the Parties acknowledge that it is their intention that Purchaser shall have the benefit of the Credit Discount for the number of Tons of Coke purchased by the Purchaser but not exceeding the lesser of:

(a) 1.22 Million Tons;

(b) or the number of Tons of Coke produced by the Coke Plant per Contract Year.

Notwithstanding any other provision of this Coke Purchase Agreement, the intention of the Parties as stated herein shall be given effect hereunder.

ARTICLE VI

Delivery and Shipment

6.1 Equal Daily Deliveries. Deliveries of Coke supplied under this Coke Purchase Agreement shall be in approximately equal daily increments during the relevant Contract Year period. It is expressly understood and agreed that the Coke delivered under this Coke Purchase Agreement will, pursuant to Purchaser’s designation, be delivered to the conveyor belting leading to Purchaser’s No. 7 Blast Furnace, into railcars for subsequent delivery to Purchaser, at Purchaser’s instruction in accordance with Article VIII hereof into a stockpile, or, at Purchaser’s cost, to any other location designated by Purchaser.

6.2 Weights. All deliveries of Coke from the Coke Plant will be weighed by Seller’s belt scales. These weights shall govern and shall be used by Seller in invoicing the Coke delivered hereunder from the Coke Plant. Such scales shall be properly inspected and certified at intervals of not more than six (6) months. Following each inspection, a certification or record of certification shall be promptly forwarded to Purchaser, with a copy to Seller.

6.3 Title and Risk of Loss. Title and all risk of loss, damage or destruction with respect to the Coke sold hereunder will pass to Purchaser when such Coke has been delivered in accordance with Section 6.1 of this Coke Purchase Agreement.

ARTICLE VII

Billing and Payment

7.1 Payment Terms and Invoicing.

(a) From the date of this Agreement until December 31, 2007, on the fifteenth (15th) day of each month, Seller shall transmit to Purchaser a provisional invoice on a monthly basis for the amount due for the quantity of Coke purchased by the Purchaser during the immediately preceding month and such amount shall be due and payable in immediately available funds on the first business day of the month following the month during which such provisional invoice is transmitted to Purchaser. Final adjustments to the provisional invoice will be made on a final invoice delivered to Purchaser contemporaneously with the next month’s provisional invoice. Positive adjustments (in favor of Purchaser) will be credited to Purchaser’s account and deducted from any amount due on the current provisional invoice. Negative adjustments (in favor of the Seller) will be payable in immediately available funds on the first business day of the month following the month in which such final adjustments have been transmitted to Purchaser.

(b) On and after January 1, 2008, on the fifteenth (15th) day of each month, Seller shall transmit to Purchaser a provisional invoice on a monthly basis for the amount due for the quantity of Coke purchased by the Purchaser during such month and such amount shall be due and payable in immediately available funds on the last business day of the month during which such provisional invoice is transmitted to Purchaser. Final adjustments to the provisional invoice will be made on a final invoice delivered to Purchaser contemporaneously with the next month’s provisional invoice. Positive adjustments (in favor of the Seller) will be payable in immediately available funds on the last business day of the month during which such final adjustments have been transmitted to Purchaser.

(c) All invoices shall be mailed to the following billing address for Purchaser:

Inland Steel Accounts Payable

P.O. Box 261249

Plano, TX 75026-1249

FAX:              (972) 605-0122

Confirm:         (972) 605-0113

with a copy to Inland Steel Company at the address for notices to Purchaser as set forth in the Notices provisions of Section 15.1 hereof. Interest shall accrue at the rate of prime plus ***** as quoted by Chase Manhattan Bank, New York (the “Overdue Rate”) on any amounts payable by the Purchaser to the Seller pursuant to this Section 7.1 from the date such amount is determined to have been due through but excluding the date on which payment of such amount is made. Should Purchaser fail to take the Minimum Coke Purchase Requirement for any monthly period, Purchaser shall nonetheless be obligated to pay the Contract Price for Purchaser’s Minimum Coke Purchase Requirement for such monthly period.

7.2 No Set-Off. Unless an Event of Default on the part of the Seller is continuing, the payment by the Purchaser of amounts due under this Agreement shall not be subject to any defense, counterclaim, recoupment, right of setoff or other condition of any nature whatsoever.

ARTICLE VIII

Stockpiled Coke

8.1 Stockpiled Coke. In the event Purchaser is prevented from accepting shipments of Coke which it has purchased under this Coke Purchase Agreement, Purchaser shall have the right, upon eight (8) hours prior notice to Seller, to instruct Seller to stockpile the Coke at the Coke Plant (the “Stockpiled Coke”) as a result of general business conditions or other factors. Stockpiled Coke shall be rescreened and Purchaser and Seller shall cooperate in scheduling the shipment of Stockpiled Coke and production Coke in order to reduce the volume of

Stockpiled Coke in an orderly manner throughout the term of this Coke Purchase Agreement. With respect to Stockpiled Coke, Purchaser will pay the Contract Price for such Coke as though the Coke had been delivered to Purchaser for that month. Purchaser shall reimburse Seller for the actual costs incurred by Seller in connection with the handling of such Coke. The Parties hereby acknowledge and expect that some amount of Stockpiled Coke will be lost as a matter of course, incidental to handling and transportation. Any such loss of Stockpiled Coke will be borne by the Purchaser. In reclaiming Stockpiled Coke, it is understood that there will be no guarantee of the specification regarding moisture. Additionally, if such Stockpiled Coke is blended with freshly produced Coke, there will be no guarantee of the specification regarding moisture.

ARTICLE IX

Escrow Account for Credit Discount

9.1 Establishment of Escrow Account. Pursuant to the terms and provisions of this Coke Purchase Agreement, Purchaser is entitled to receive from Seller the Credit Discount described more particularly in Section 5.1(e) hereof. In order to induce Seller to enter into this Coke Purchase Agreement and as further security for the obligations of Purchaser under Section 5.1(e)(6) hereof, Purchaser hereby agrees that it will tender payment to Seller in the amounts invoiced pursuant to Article VII of this Coke Purchase Agreement, such invoiced amounts to be calculated using the methodology set forth in Article V giving effect to the provisions of Section 5.1(e) thereof regarding the Credit Discount.

During the first five (5) calendar years following the availability of any Credit Discount, Purchaser will deposit an amount equal to ***** of the applicable Credit Discount, if any, into an escrow account established and maintained with a financial institution that performs such services on a routine basis and is mutually acceptable to both Parties (the “Escrow Agent”). The Purchaser and Seller shall pay ***** all costs and fees in regard to this escrow,

9.2 Purchaser’s Failure to Reimburse/Indemnify Seller. The Escrow Agent shall hold the escrowed funds in part as security for the performance by Purchaser of its obligations to pay Seller any Credit Discount Reimbursement or other sums pursuant to Section 5.1(e)(6).

In the event of any failure of Purchaser to perform with regard to its obligations to reimburse or otherwise indemnify Seller pursuant to Section 5.1(e)(6) hereof the Escrow Agent, upon receipt of appropriate written instructions pursuant to the Escrow Agreement, shall transfer to Seller the amount specified in such written instructions. To the extent that any escrow account balance is left following release of such amount to Seller, that balance shall remain in the escrow account. If the funds in the escrow account are insufficient to cover the Purchaser’s liability with regard to such reimbursement or indemnification obligation, then Purchaser will remain liable to Seller for any deficiency.

9.3 Release of Escrow. In the absence of any failure of Purchaser to perform with regard to its obligations to reimburse or otherwise indemnify Seller pursuant to Section 5.1(e)(6) hereof, and upon the first to occur of any of the following events, the escrow shall be released, and the Parties shall direct the Escrow Agent to transfer to the Purchaser, all the principal amounts previously deposited into the escrow account under Section 9.1 hereof, together with all Net Earnings accrued thereon from the time of deposit:

(a) five (5) years from the date the Partnership’s federal tax return is filed for the taxable year in which the Initial Investment is made (the “Designated Year”);

(b) issuance of an examination report for the Designated Year;

(c) executed Form 870-P (Agreement to Assessment and Collection of Deficiency and Tax for Partnership Adjustments) for the Designated Year;

(d) issuance of a Notice of Final Partnership Administrative Adjustment for the Designated Year; or

(e) expiration of the statute of limitations for assessments for the Partnership for the Designated Year.

Notwithstanding the foregoing, escrowed amounts will not be released to the extent that a Proposed Adjustment has been made for any Partnership taxable year that, if sustained, would result in a reduction in the dollar value of Section 29 Tax Credits that otherwise was allocated to the Initial Investor which reduction would give rise to a reduction in the amount of the Credit Discount or a deposit to the escrow account pursuant to Section 5.1(e) hereof.

To the extent that such a Proposed Adjustment is not sustained in a Final Determination, escrowed funds will be released provided that if there is an outstanding Proposed Adjustment for any Partnership taxable year that, if sustained, would result in a reduction in the dollar value of Section 29 Tax Credits that otherwise was allocated to the Initial Investor, escrowed funds will be retained in the escrow sufficient to cover Purchaser’s obligations hereunder with respect to such outstanding Proposed Adjustment.

9.4 Escrow Agreement. The Parties agree that any escrow account created in accordance with Section 9.1 hereof shall be established with, and managed by, the Escrow Agent, pursuant to an Escrow Agreement in form and content substantially similar to that attached hereto as Exhibit C.

ARTICLE X

Events of Default

Each of the events described in Sections 10.1 through 10.4 (whether voluntary or involuntary or brought about or effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall be an event of default (“Event of Default”) under this Coke Purchase Agreement:

10.1 Purchaser’s Failure to Take or Pay. With respect to Purchaser, the failure of Purchaser to:

(a) make any payment required of Purchaser under this Coke Purchase Agreement; or

(b) take or otherwise physically accept delivery of Coke in accordance with this Coke Purchase Agreement, which failure is not cured or remedied within five (5) days of written notice of same given by Seller; provided, however, that any failure of Purchaser described by this Section 10.1 shall not constitute an Event of Default if:

(1) Purchaser has instituted corrective action within such five (5) day period that is reasonably likely to produce a cure or remedy of such failure; and

(2) Purchaser diligently pursues such action until such failure is corrected, cured or remedied, but in all events not more than thirty (30) days from the date of the written notice of such failure.

10.2 Seller’s Failure to Deliver. With respect to Seller, the unexcused failure of Seller to deliver Coke in accordance with this Coke Purchase Agreement, which failure has not been corrected, cured, or remedied within five (5) days after written notice of such failure has been received by Seller; provided, however, that any failure of Seller described by this Section 10.2 shall not constitute an Event of Default if

(a) Seller has instituted corrective action acceptable to Purchaser within such five (5) day period that is reasonably likely to produce a cure or remedy of such failure; and

(b) Seller diligently pursues such action until such failure is corrected, cured or remedied, but in all events not more than thirty (30) days from the date of the written notice of such failure.

10.3 Insolvency or Bankruptcy of Purchaser or Seller. If the Purchaser or Seller shall:

(a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property;

(b) make a general assignment for the benefit of its creditors;

(c) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect);

(d) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts;

(e) take any action for the purpose of effecting any of the foregoing; or

(f) be a party in a proceeding or case shall be commenced against Purchaser or Seller, as the case may be, without the application or consent of the Purchaser or Seller, as the case may be, in any court of competent jurisdiction, seeking:

(1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts;

(2) the appointment of a trustees receiver, custodian, liquidator or the like of Seller or Purchaser, as the case may be, of all or any substantial part of its assets; or

(3) similar relief in respect of the Purchaser under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts,

and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against Seller or Purchaser, as the case may be, shall be entered in an involuntary case under the Bankruptcy Code; or

10.4 Failure to Perform Covenants, Etc. With respect to either Party, any breach in the due performance or observance of, or compliance with, any other agreement, covenant or provision hereof, which breach has not been corrected, cured or remedied within sixty (60) days after written notice of such breach has been given to the breaching Party by the non-breaching Party.

10.5 Termination for Breach. Except as otherwise provided herein, upon the occurrence of any Event of Default, that remains uncured or uncorrected and unremedied for the respective periods described in Sections 10.1 through 10.4 hereof, this Coke Purchase Agreement may be terminated at the option of the non-defaulting Party immediately upon the giving of written notice of termination to the Party in default. The ability of the non-breaching Party to terminate this Coke Purchase Agreement will be in addition to any other remedies such Party may otherwise be allowed by law, or under this Coke Purchase Agreement. No such termination shall release either Party from any obligations that may have accrued with respect to this Coke Purchase Contract prior to such termination.

ARTICLE XI

Force Majeure

11.1 Force Majeure. Neither Party will be responsible for any failure to perform, caused in whole or in part by unforeseeable causes beyond the control and without the fault or negligence of the Party affected thereby, including: acts of God, acts of the public enemy, insurrections, riots, strikes, lockouts, labor disputes, labor or material shortages, floods, interruptions to transportation, embargoes, acts of military authorities, or other causes of a similar nature which wholly or partly prevent the production, delivery or transportation of Coke by the Seller, or the receiving, accepting and/or utilizing of the Coke by the Purchaser. The Party so prevented from complying will give prompt written notice to the other Party of the nature and probable duration of such Force Majeure, and of the extent of its affects on such party’s performance hereunder; provided, however, that equipment failures of any kind caused primarily as a result of ordinary wear and tear or routine use over an extended period shall not be deemed an event of Force Majeure for purposes of this Coke Purchase Agreement.

Each Party will, in the event it experiences a force majeure event, make all reasonable efforts to remove such disability as soon as possible (except for labor disputes which will be solely within said Party’s discretion), and once the disability is removed this Coke Purchase Agreement will be reinstated. During any period of Force Majeure related to Purchaser’s No. 7 Blast Furnace at its Indiana Harbor Works facility, Purchaser will use Coke from Seller’s Coke Plant to fulfill Purchaser’s Coke requirements to supply its other Indiana Harbor Works blast furnaces, before using any other source of coke. During any period of Force Majeure relating to Seller’s Coke Plant, all production of Coke from the Coke Plant, up to Purchaser’s maximum take or pay obligation, will be supplied to Purchaser before any Coke from Seller’s Coke Plant may be sold to third parties.

11.2 Special Excuse for Nonperformance by Purchaser. Purchaser’s obligation to purchase the Coke produced by the Coke Plant will be further qualified by the need, during the term of this Coke Purchase Agreement, to reline Purchaser’s No. 7 Blast Furnace. In order to be entitled to claim the benefit of this Section 11.2, Purchaser must furnish written notice to Seller at least one (1) year in advance of any contemplated relining of Purchaser’s Blast Furnace No. 7, and such written notice must specify the probable duration of such relining. During the period necessary to complete the relining of Purchaser’s Blast Furnace No. 7, it being understood that such period shall in no event exceed five (5) months, Purchaser will use its best efforts to utilize the Coke produced by the Coke Plant in Purchaser’s other blast furnaces. At least two weeks prior to the completion of any relining of Purchaser’s No. 7 Blast Furnace, Purchaser shall notify Seller in writing as to Purchaser’s intended date of restart of operations at its No. 7 Blast Furnace, so that this Coke Purchase Agreement may be reinstated at the appropriate time. Purchaser will promptly inform Seller in writing in the event of any changes reasonably likely to delay Purchaser’s intended date of restart of operations at its No. 7 Blast Furnace by more than five (5) days.

11.3 Major Fire or Explosion. Immediately following any major fire or explosion that Purchaser reasonably believes will render it wholly incapable of receiving, accepting and/or utilizing Coke at Purchaser’s No. 7 Blast Furnace for a period of at least thirty (30) days duration, Purchaser will furnish Seller with a written notice containing a description of such fire or explosion, together with Purchaser’s reasonable good faith estimate of the duration of its inability to accept or utilize Coke at Purchaser’s No. 7 Blast Furnace. In such written notice to Seller, Purchaser may elect to reduce the Minimum Coke Purchase Requirement by up to one-third (1/3) during the period that Purchaser is wholly incapable of receiving, accepting and/or utilizing Coke at

Purchaser’s No. 7 Blast Furnace and the additional period referred to in Section 11.3(e) (these two periods together being the “Fire/Explosion Period”). During the Fire/Explosion Period:

(a) Production of Coke from the Coke Plant shall be set at a level to include:

(1) the reduced Minimum Purchase Requirement requested by Purchaser pursuant to this Section 11.3;

(2) Seller’s pre-existing sales contract amounts;

(3) additional amounts requested by Seller, to the extent such additional amounts are approved by Purchaser;

(b) Purchaser will accept delivery of the reduced Tonnages of Coke it has agreed to take during the Fire/Explosion Period and Purchaser may elect to have Seller resell such purchased Coke to others on Purchaser’s behalf in accordance with Section 3.1(e) of this Agreement;

(c) Purchaser will pay to Seller an amount equal to the product of the Return on Capital Component of the Contract Price, multiplied by the difference between: the Minimum Coke Purchase Requirement (calculated on a daily basis and unadjusted by this Section l.3) and the actual level of Coke Plant production during the Fire/Explosion Period;

(d) Purchaser will continue to receive any Credit Discount available with regard to the Tonnages of Coke actually purchased and accepted by Purchaser under this Section 11.3; and

(e) Purchaser shall notify Seller in writing as to Purchaser’s intended date of restart of operations at its No. 7 Blast Furnace and, at Purchaser’s election, Purchaser may continue to take Coke at the reduced level for so long as is necessary for Purchaser to utilize stockpiles of Coke accumulated solely as a result of any major fire or explosion described by this Section 11.3. During any such period of continued reduced taking of Coke by Purchaser, Seller will continue to collect from Purchaser the amount described by Section 11.3(c).

ARTICLE XII

Arbitration

12.1 Interpretation and Dispute Resolution.

(a) Any claim or controversy between the parties hereto arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Chicago pursuant to the terms of the United States Arbitration Act, or failing federal jurisdiction, the law of the State of Illinois excluding choice of law rules;

(b) The Parties shall attempt to agree on the selection of an arbitrator within forty-five (45) days from receipt of notice of intent to arbitrate. If the Parties cannot agree on an arbitrator then either Party may move to have the arbitrator appointed by the United States District Court for the Northern District of Illinois or, failing federal jurisdiction, by the Circuit Court of Cook County. Time shall be of the essence in nomination of the arbitrator.

(c) The arbitration award by the arbitrator shall be final and binding, and may include costs, including reasonable attorney’s fees. The Parties hereby submit themselves to the jurisdiction of the United States District Court for the Northern District of Illinois and the Circuit Court of Cook County for all matters relating to any arbitration hereunder. These Courts as well as any other court of competent jurisdiction, shall have jurisdiction with respect to the enforcement of any arbitrable award and all other matters relating to any arbitration hereunder.

(d) Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association, unless otherwise agreed by the Parties hereto.

(e) Upon settlement of a dispute or arbitration award, if it is determined that an amount is due from one Party to the other, then such amount will promptly be paid to the Party to whom it is due in addition to interest on any such amount accrued form the date such amount is determined to have been due through but excluding the date on which payment of such amount is made, at the Overdue Rate, as of the date such amount is determined to have been due.

ARTICLE XIII

Warranties

13. Title. Seller warrants that at the time of delivery of the Coke, Seller shall have good title and full right and authority to transfer such Coke to Purchaser and that the title conveyed shall be good and its transfer shall be rightful and that such Coke shall be delivered free from any security interest or other lien or encumbrance

13.1 Quality. Seller warrants that the Coke purchased by Purchaser hereunder shall conform to the coke quality specifications set forth in Schedule 4.1.

13.2 Limitation of Warranties. THE FOREGOING WARRANTIES IN THIS ARTICLE XIII ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR IMPLIED OR IN FACT OR IN LAW, AND WHETHER BASED ON STATUTE, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND DISCLAIMED. WITH RESPECT TO THE COKE, PURCHASER’S EXCLUSIVE REMEDY FOR BREACH OF THE WARRANTIES SHALL BE LIMITED TO A REFUND

OF THE PURCHASE PRICE OR REPLACEMENT OF ALL NONCONFORMING COKE SHOWN TO BE OTHERWISE THAN AS WARRANTED OR DEFICIENT IN QUALITY.

13.3 Suitability. The determination of suitability of the Coke for the use contemplated by Purchaser is the sole responsibility of the Purchaser, and Seller shall have no responsibility in connection therewith.

ARTICLE XIV

Conditions Precedent; Early Termination

14.1 Conditions Precedent. The respective obligations of each of the Purchaser and the Seller under this Coke Purchase Agreement are subject to the satisfaction of the following conditions (any or all of which may be waived, subject to applicable law) on or before November 12, 1996:

(a) All appropriate action, corporate and otherwise, necessary to authorize and approve the transactions contemplated by this Coke Purchase Agreement shall have been taken by each Party and/or such Party’s parent corporation, and each Party hereby represents that none of the actions contemplated by the Coke Purchase Agreement will violate the relevant provisions of such Party’s charter documents, bylaws, or any resolutions of such Party’s board of directors.

(b) The Parties shall have performed in all material respects all obligations contained in this Coke Purchase Agreement to be performed or complied with by each of the Parties respectively prior to execution hereof.

(c) No federal or state court of competent jurisdiction or any governmental authority or agency shall have enacted or issued a law, rule, regulation, order, decree or ruling, or taken any other action which, in the reasonable opinion of respective counsel to each Party, restrains, enjoins or otherwise prohibits any of the actions contemplated hereby.

(d) a Site Lease, by and between Purchaser and Seller pertaining to the real property on which the Coke Plant will be located containing provisions requiring Seller’s leasehold interest to convert to a fee simple ownership in the event of an uncured Event of Default, with appropriate terms permitting Purchaser to repurchase the such real property in the event that Seller should subsequently abandon the Coke Plant;

(e) an Environmental Indemnity Agreement, in form and substance mutually acceptable to the parties by and among Seller, Purchaser and Cokenergy;

(f) a Cooperation Agreement, in form and substance mutually acceptable to the parties by and among Purchaser, Seller and Cokenergy;

(g) a Confidentiality Agreement, in form and substance mutually acceptable to the parties by and among Purchaser, Seller and Cokenergy;

(h) a Guaranty Agreement from Inland Steel Industries, in substantially the form attached hereto as Exhibit A-1 and a Guaranty Agreement from Sun Company, Inc. in the form attached hereto as Exhibit A-2;

(i) a Guaranty Agreement from Elk River Resources, Inc. in substantially the form attached hereto as Exhibit B;

(j) a letter agreement between Seller and Purchaser relating to the provision of certain non-management employees of Purchaser to Seller;

(k) Schedules 4.4 (c), (d) and (e);

(l) The following agreements, contracts or letters of understanding shall be executed and delivered prior to or contemporaneously with this Coke Purchase Agreement:

(1) an Access, Operating and Fuel Supply and Processing Agreement by and between Seller and Cokenergy, Inc., an Indiana corporation, pertaining to the operation of an energy facility to be constructed adjacent to the Coke Plant;

(2) an Engineering, Procurement and Construction Contract between Seller, and Raytheon Engineers & Constructors, Inc., a Delaware corporation (“Raytheon”), for the construction of the Coke Plant;

(3) a Tolling Agreement between Purchaser and Cokenergy;

14.2 Mutual Undertakings. Each Party agrees to use its best efforts to negotiate, execute and deliver, or to cause to be executed and delivered, the agreements and instruments listed herein in Sections 14.1 (a) through (1) on or prior to November 12, 1996.

14.3 Early Termination. The Parties each hereby acknowledge that Seller is proceeding on an interim basis specifically to pursue the site work necessary to evaluate the deep dynamic compaction technique for construction of the Coke Plant. The Parties do not anticipate that the testing necessary to such an evaluation will be completed prior to November 12, 1996. In the event that either Purchaser or Seller determines that it is no longer feasible to proceed with the construction of the Coke Plant, or in the event that

(a) any condition set forth in Sections 14.1 (a) through (1) has not been satisfied;

(b) either Purchaser or Cokenergy shall exercise their rights to terminate their Tolling Agreement on or before November 12, 1996;

(c) either Seller or Raytheon shall exercise their rights to terminate their Engineering, Procurement and Construction Contract on or before November 12, 1996, or

(d) either Seller or Cokenergy shall exercise their rights to terminate their Access, Operating and Fuel Supply and Processing Agreement, on or before November 12, 1996,

then either Party, upon prior notification to the other Party, may terminate this Coke Purchase Agreement on or before November 12, 1996, without any further obligation to such other Party; provided, however, that Purchaser will promptly reimburse Seller for any and all costs and fees actually incurred by Seller on or before November 12, 1996 (including, but not limited to, scheduled payments made pursuant to any agreement for the construction of the Coke Plant, cancellation fees, and/or payments made to vendors for construction materials and otherwise) in excess of *****; further, provided, Seller shall pay ***** and Purchaser shall pay ***** of such costs and fees up to an aggregate amount of *****, all of the foregoing in this subsection (d) being capped at $*****.

14.4 Environmental Permit. In the event that the Indiana Department of Environmental Management shall not have issued the relevant permit or permits on or before December 30, 1996 necessary for the construction and/or operation of each of:

(a) the Coke Plant, and

(b) any facility constructed by Cokenergy in connection with the obligations of Cokenergy under that certain Tolling Agreement, dated of even date herewith, between Purchaser and Cokenergy,

on terms and conditions satisfactory to Seller, or Purchaser shall have determined in its discretion that such permit or permits will not be issued by December 30, 1996 and notified Seller thereof in writing; then neither Seller nor Purchaser shall have any further obligation under this Coke Purchase Agreement, this Coke Purchase Agreement shall terminate and be of no further force and effect, and Purchaser will promptly reimburse Seller for any and all costs and fees actually incurred by Seller on or before the date of such termination; it being understood that if this Coke Purchase Agreement is terminated pursuant to this Section 14.4 after November 12, 1996 and on or before December 20, 1996, the amount due Seller by Purchaser will be $*****; if this Coke Purchase Agreement is terminated pursuant to this Section 4.4 after December 20, 1996, the amount due Seller by Purchaser shall be equal to the amount necessary for Seller to fulfill its obligation to reimburse Raytheon for the following:

(1) all work performed by Raytheon on or before December 30, 1996, pursuant to its Engineering, Procurement and Construction Contract with Seller;

(2) cancellation fees payable by Raytheon to vendors as a result of the termination of the Engineering, Procurement and Construction Contract after December 20, 1996 and on or before December 30, 1996; and

(3) a management fee equal to ***** of the sum of the amounts in (1) and (2) above.

On or before November 12, 1996, Seller will provide Purchaser with the calculation of such amount.

ARTICLE XV

Miscellaneous

15.1 No Violation; Collective Bargaining Agreements. Purchaser and Seller each warrant that this Coke Purchase Agreement is not inconsistent with any existing respective legal or contractual obligations of such Party, Purchaser or Seller including, without limitation, any court orders, administrative agency orders or arbitration awards, any agreements between such Party and that Party’s employees or third parties, including any collective bargaining agreement(s) by which such Party may be bound. Purchaser and Seller each expressly represent and warrant that it is not a responsible party to any collective bargaining agreement that would, if complied with by it or if sought to be enforced by another party, prevent Seller from realizing the benefits of this Coke Purchase Agreement or prevent Seller from exercising operational control of the Coke Plant to the fullest extent possible under the terms of this Coke Purchase Agreement. Purchaser shall not enter into any collective bargaining agreements or other agreements addressed directly or indirectly to the operation of the Coke Plant, or which would have a consequential impact on the operation of the Coke Plant, adverse to the interests of Seller under this Coke Purchase Agreement.

15.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon:

(a) delivery by hand;

(b) one business day after being sent by overnight courier;

(c) four business days after being deposited in the United States mail, postage prepaid; or

(d) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the Parties listed below (except where this Coke Purchase Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a Party as may be hereafter notified by such Party hereunder:

If to Seller to:

INDIANA HARBOR COKE COMPANY, L.P.

Landmark Center, Suite N-300

1111 Northshore Drive

P.O. Box 10388

Knoxville, TN 37939-0388

Attn: Dale Walker

FAX: (423) 558-3280

Confirm: (423) 558-0300

If to Purchaser, to: INLAND STEEL COMPANY 3210 East Watling Street East Chicago, IN 46312 Attn: Michael Tarkoff Mail Code 8-160 FAX: (219) 399-5429 Confirm: (219) 399-5305

15.3 No Special Damages; Governing Law. NEITHER SELLER NOR PURCHASER NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL,

CONSEQUENTIAL OR EXEMPLARY DAMAGES FOR BREACH OF ANY WARRANTY OR OTHERWISE. NOTHING HEREIN SHALL LIMIT EITHER PURCHASER’S LIABILITY TO SELLER TO TAKE AND PAY FOR COKE DELIVERED IN ACCORDANCE WITH THIS COKE PURCHASE AGREEMENT, OR SELLER’S OBLIGATION TO PURCHASER TO DELIVER COKE IN ACCORDANCE WITH THIS COKE PURCHASE AGREEMENT. THIS COKE PURCHASE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE LAWS OF THE STATE OF INDIANA WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS, AND THE RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER WILL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

15.4 Counterparts. This Coke Purchase Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with Sun Coal Company.

15.5 Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

15.6 Entire Agreement. This Coke Purchase Agreement constitutes the entire agreement and supersedes any and all other agreements, oral or written, between the Parties hereto, in respect of the subject matter of this Coke Purchase Agreement and embodies the entire understanding of the Parties with respect to the subject matter hereof.

15.7 Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

15.8 Amendment. This Coke Purchase Agreement shall not be amended or modified except by an instrument in writing executed by both Parties to this Coke Purchase Agreement as of the effective date of such amendment.

15.9 Independent Contractors. This Coke Purchase Agreement shall not constitute either Party the partner, legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind implied, against or in the name or on behalf of the other.

15.10 Waivers and Remedies. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect. Except as otherwise expressly limited in this Coke Purchase Agreement, all remedies under this Coke Purchase Agreement shall be cumulative and in addition to every other remedy provided for herein or by law.

15.11 Confidentiality. The Purchaser and Seller and their respective Affiliates, officers, directors, employees and agents shall hold in confidence and not disclose any Confidential Information.

15.12 Essence of Time. Time is of the essence in this Coke Purchase Agreement an in each and all of the provisions hereof, but the time for any act or performance required hereunder may be extended by written mutual agreement of the Parties or by a written waiver by the Party to which such act or performance is promised.

15.13 Assignability. Neither Purchaser or Seller shall, without prior written consent of the other first had and obtained, assign any of its rights or obligations under this Coke Purchase Agreement.

15.14 Audit of Records. Purchaser and Seller or their auditing representatives may, upon at least forty-eight (48) hours’ prior written notice and during normal working hours, audit the others records relating to weights, volumes, and quality, of Coke, and prices of coal purchased by Seller, and to verify any and all amounts paid or payable by Purchaser to Seller or by Seller to Purchaser under this Coke Purchase Agreement (including matters set forth in Article V).

[COUNTERPART SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Coke Purchase Agreement to be executed by their respective duly authorized officers, as of the date first above written.

INDIANA HARBOR COKE COMPANY, L.P.
By:	Indiana Harbor Coke Company
General Partner

By:	/s/ Barry H. Rosenberg
Name: Barry H. Rosenberg
Title: Vice President

INLAND STEEL COMPANY

By:	/s/ Cynthia C. Heath
Name: C.C. Heath
Title: VP – Finance

Schedule 4.1 to the Coke Purchase Agreement

Coke Quality Specifications

	PRICE INCREASE RANGE	MINIMUM VALUE	AVERAGE	MAXIMUM VALUE	PRICE DECREASE RANGE	REJECT VALUE
Ash - Dry Basis*(%)	*****	*****	*****	*****	*****	*****

Stability - Index*	*****	*****	*****	*****	*****	*****
Mean Size (mm)	*****	*****	*****	*****	*****	*****
Moisture (k)	*****	*****	*****	*****	*****	*****
Alkalies*(%)	*****	*****	*****	*****	*****	*****
Phosphorus*(%)	*****	*****	*****	*****	*****	*****
Sulfur - Dry Basis*(%) 0.61	*****	*****	*****	*****	*****	*****
CSR - Index*	*****	*****	*****	*****	*****	*****
Size < ***** (%)	*****	*****	*****	*****	*****	*****
Size > ***** (%)	*****	*****	*****	*****	*****	*****
Volatile Matter (%)	*****	*****	*****	*****	*****	*****
Bulk Density (lb/ft3 )	*****	*****	*****	*****	*****	*****

*	coal blend related

The quality requirements may be revised so long as the requirements remain within the capability of the Coke Plant and are mutually agreed upon by Seller and Purchaser. The size specifications indicated above (*****) are Purchaser’s current specifications for its No. 7 Blast Furnace. It is the intent of the Parties to adjust these size specifications prior to the beginning of the Initial Term based on the capability of the Coke Plant and Purchaser’s requirements reflected above. Until those adjustments are made (but no later than the beginning of the Initial Term), no size premiums or penalties will be accrued.

Schedule 4.4(c) to the Coke Purchase Agreement

Monthly Coke Quality Report Format

[Form not attached to executed contract]

Schedule 4.4(d) to the Coke Purchase Agreement

Off-Spec Coke Quality Report Format

[Form not attached to executed contract]

Schedule 4.4(e) to the Coke Purchase Agreement

Coke Quality SPP Report Format

[Form not attached to executed contract]

Schedule 4.7 to the Coke Purchase Agreement

Coke Quality Price Adjustments

PARAMETER	PRICE INCREASE FACTOR	PRICE DECREASE FACTOR
CSR	Not Applicable	If CSR less than ***** Price ***** Ex: ***** *****

MOISTURE	If Moisture under ***** Price *****Ex: *****	If Moisture over ***** Price ***** Ex: *****

SULFUR	If Sulfur under ***** Price *****Ex: *****	*****Price *****Ex: *****

ASH	If Ash ***** Price *****) Ex: *****	If Ash over ***** Price ***** Ex: *****

STABILITY	If Stability over ***** Price ***** Ex: ***** *****	If Stability under ***** Price ***** Ex: ***** *****

PHOSPHORUS	If Phosphorus under ***** Price ***** Ex: Phosphorus = *****	If Phosphorus over ***** Price ***** Ex: *****

MEAN SIZE	If Mean Size over ***** Price ***** Ex: *****	If Mean Size under *****Price *****Ex: *****

SIZE <*****”	If Size % <*****Price ***** Ex: Size % *****	If Size % <***** Price ***** EX: ***** *****

Note: For purposes of the examples in the above Schedule 4.7, NT equals the per Ton coke quality price adjustment for the applicable parameter.

Schedule 5.1(c) to Coke Purchase Agreement

COMPUTER MODEL

Used to Calculate

Return on Capital Component of Contract Price

*****

Schedule 5.1(e) to Coke Purchase Agreement

Calculation of Section 29 Tax Credit Discount to Contract Price

1. Computer Model: the Credit Discount will equal the lesser of *****per Ton, or an amount determined by the Computer Model incorporated herein by this reference. [The Computer Model will be used to calculate a discount amount per Ton (based on a maximum of 1.22 Million Tons of screened Coke plus an additional ***** tons of nut coke and breeze for any twelve (12) month period commencing on or after Initial Full Production) during the Discount Period which will give the Partners an internal rate of return equal to the internal rate of return calculated without the Initial Investment plus ***** of the increase in the internal rate of return calculated with the Initial Investment and no discount.

2. Definitions: The definitions contained in the Coke Purchase Agreement are incorporated in the Computer Model unless the context indicates otherwise. As used in the Computer Model, the following terms shall have the meanings set forth below. In the event of a conflict between a definition in the Coke Purchase Agreement and that in this Schedule, this Schedule will govern for purposes of the Computer Model.

Base Case

“Project Cost” shall mean for purposes of Section 5.1(c) the Total Coke Plant Capital Cost and for purposes of Section 5.1(e) the Total Coke Plant Capital Cost determined without regard to the cap.

“Sun Investment” shall mean the Project Cost.

“Project End Date” shall mean December 31, 2019.

“Terminal Value” shall mean $*****.

“Sun Fed/St. AMT” shall mean *****.

“Debt” shall equal *****.

“Tons Coke Sold/Yr” shall mean 1.22 million tons but in 1998 tons sold shall equal Sun’s good faith projection of 1998 tons sold as projected in the third full month following Initial Full Production.

“SG&A Expense” shall be *****.

“Capex” shall mean the projected future capital expenditures as indicated in the Computer Model on the date of this Agreement.

“Tax Depreciation” shall be the applicable AMT depreciation schedule for the Coke Plant.

“Excess Production (Tons) and Excess Production Discount” shall equal *****.

“Section 29 Credits” shall mean *****.

“Venture’s Pre-Tax Operating Cash Flow” shall mean *****.

“Start Up Date” shall mean the date on which the Coke Plant commences the production of Coke.

Partnership Cases

“Project Cost” shall mean the Total Coke Plant Capital Cost determined without reference to the cap.

“Partner Investment” shall mean the amount of the Initial Investor’s investment in Seller.

“Sun Investment” shall mean the difference between Project Cost and Partner Investment.

“Debt” shall equal *****.

“Partner’s % Return” shall mean the after-tax discount factor used in determining when Investor’s sharing percentage is reduced (“flips”).

“Flip 1%” shall mean the Investor’s initial share in the proceeds from the production and sale of coke from the Coke Facility and tax credits.

“Flip 1 Date” shall mean the date on which it is projected that the Investor’s after-tax internal rate of return equals the Partner’s % Return. The Flip 1 Date will differ between the zero discount case and the final discount case.

“Partner’s Funding” shall mean the date on which the Investor makes an investment in Seller.

“Project End Date” shall mean December 31, 2019.

“Terminal Value” shall mean $*****.

“Flip2%” shall mean the Investor’s percentage share in the proceeds from the production and sale of coke from the Coke Facility in the third sharing phase, that is, after the Flip2 Date.

“Flip2 Date” shall mean the date on which the third sharing phase for the Investor commences.

“NFC: Qualifying Ovens” shall mean the percentage of ovens in the Coke Plant that qualifies under Section 29(g)(1) and (2) of the Code.

“Tons Coke Sold/Yr.” shall mean 1.22 million tons.

“Discount ($/Ton)” shall mean zero in the zero discount case. In the final discount case the discount shall be the amount determined by this model which will give the Partners an internal rate of return equal to the internal rate of return calculated without the Initial Investment (Base Case) plus ***** of the increase in the internal rate of return calculated with the Initial Investment and no discount, or $***** if less.

“Ownership Component” shall mean the after-tax cash flow per ton that will provide the Partners with an internal rate of return of 16%.

“JV’s Fed/St. Tax” shall mean the tax rate used in calculating the Investor’s after-tax return.

“Sun Fed/St. AMT” shall mean ***** percent.

“Base Case IRR” shall mean Sun’s IRR determined in the Base Case.

“Capex” shall mean the projected future capital expenditures as indicated in the Computer Model on the date of this Agreement.

“Tax Depreciation (AMT and Reg)” shall be determined by the depreciation schedules applicable to the Coke Plant on the third full month following Initial Full Production.

“Excess Production (Tons) and Excess Production Discount” shall equal *****.

Projected Generation of Section 29 Tax Credits

“Tax Cr. Per BB/OIL” shall mean the tax credit available under Section 29 per barrel-of-oil equivalent based on actual amounts where available and based on an assumed *****% annual GDP Deflator where forecasted amounts are used.

“Equivalent Bbls of Oil/Ton of Coke” shall mean *****.

“Coke Sales” shall mean ***** tons for 1999 and thereafter, but in 1998 tons sold shall equal Sun’s good faith projection of 1998 tons produced by the Coke Plant and sold (including breeze and nut coke) as projected in the third full month following Initial Full Production or the date of Initial Investment if later.

“Qualifying Ovens (%)” shall mean the percentage of ovens of the Coke Plant that are described in section 29(g)(1) and (2) of the Code.

3. The “coal cost/ton of coke”, “coke price/ton”, “cash op. cost/ton”, and “breeze credit/ton” are shown for illustrative purposes only with such amounts being determined pursuant to the terms of Section 5.1 of the Coke Purchase Agreement.

4. Example: Included in this Schedule 5.1(e) is an example of computer runs used to compute the Credit Discount.

EXHIBIT A-1

to

Coke Purchase Agreement

FORM OF INLAND STEEL INDUSTRIES GUARANTY

GUARANTY AGREEMENT

FOR VALUABLE CONSIDERATION, this Guaranty Agreement dated as of             , 19    , is made and entered into by and between Inland Steel Industries, a                      corporation (“Guarantor”), and Indiana Harbor Coke Company, L.P., a Delaware limited partnership qualified to do business in Indiana (“Seller”).

WITNESSETH

WHEREAS, Inland Steel Company (“Purchaser”), which is a wholly owned subsidiary of the Guarantor, and Seller have entered into a Coke Purchase Agreement, dated as of             , 19     (the “Coke Purchase Agreement”) pursuant to which Purchaser has agreed to purchase and accept from Seller on a take-or-pay basis, and Seller has agreed to sell and deliver, approximately 1.22 Million Tons per year of screened furnace coke, to be produced by a cokemaking facility to be constructed by Seller on a site leased by Seller from Purchaser;

WHEREAS, the purpose of the Coke Purchase Agreement is to provide an assured source of coke to supply the coke requirements of Purchaser’s No. 7 Blast Furnace; and

WHEREAS, the performance of Seller under the Coke Purchase Agreement is conditioned upon, among other things, the execution and delivery by the Guarantor of this Guaranty.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning provided for in the Coke Purchase Agreement, and the relevant exhibits and schedules attached thereto.

2. Guarantee. Subject to the terms of this Guaranty, the Guarantor hereby unconditionally and irrevocably guarantees to Seller the specific performance by, and obligations of:

(a)	The Purchaser, under each of:

(i)	Section 5.1(e) of the Coke Purchase Agreement;

(ii)	and the Environmental Indemnity Agreement.

3. Maximum Liability of Guarantor. The maximum liability of the Guarantor under this Guaranty shall be unlimited in Dollar amount. Any payments that shall become due from Guarantor shall be made in any coin or money that is legal tender in the U.S. at the time of payment.

4. Payment of Claims. Guarantor shall be given a copy of each written notice including, without limitation, any demand for payment or performance, to be sent by Seller to Purchaser, with regard to the respective obligations of Purchaser under Section 5.1(e) of the Coke Purchase Agreement and the Environmental Indemnity Agreement. The Guarantor’s obligations under this Guaranty shall become due, payable and performable on the tenth (10th) business day following the receipt of such notice by the Guarantor, if Purchaser or any affiliate of Purchaser has not paid or performed its obligations under the pertinent agreement or agreements by such date; provided, however, that if, prior to receipt of such notice, either Seller or Purchaser have commenced dispute resolution under Article XII (“Arbitration”) of the Coke Purchase Agreement, Guarantor’s obligations hereunder shall be deferred until final resolution of the dispute. Following such final resolution, Guarantor shall be obligated to perform under this Guaranty to the extent that Purchaser is determined to be obligated to perform under the Coke Purchase Agreement and to the extent Purchaser has not performed within ten (10) days of such resolution.

5. Representations and Warranties. The Guarantor hereby represents and warrants that

(a) it is a corporation duly organized, validly existing and in good standing under the dews of Delaware, and has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged;

(b) it has the corporate power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Guaranty;

(c) this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity or by an implied covenant of good faith and fair dealing (whether enforced at law or in equity);

(d) the execution, delivery and performance of this Guaranty will not violate any provision of any applicable law or any contractual obligation of the Guarantor and will not result in or require the creation or imposition of any lien on any of the properties or revenues of the Guarantor; and

(e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other person (including, without limitation, any stockholder or creditor of the Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty other than those that have been received or are in full force and effect.

6. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective t the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7. Paragraph Headings. The paragraph headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8. Waiver and Amendment. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by both the Guarantor and Seller. No failure to exercise, nor any delay in exercising, on the part of either Seller or the Guarantor, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise by either party of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by either party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion.

9. Integration. This Guaranty represents the agreement of the Guarantor and Seller with respect to the subject matter hereof and there are no promises or representations by the parties relative to the subject matter hereof that are not reflected herein.

10. Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of Seller, its successors and permitted assigns.

11. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF INDIANA.

12. Notices. All notices, requests and demands to or upon the Guarantor or (Seller or Purchaser) to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (a) delivery by hand, (b) one business day after being sent by overnight courier, (c) four business days after being deposited in the mail, postage prepaid; or (d) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties listed below, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

if to Guarantor:	If to Seller

FAX:	FAX:
Confirm:	Confirm:

13. No Limitations; Termination. It is specifically understood that this -Guaranty Agreement imposes no financial restrictions, limitations on the right of the Guarantor to reorganize, add to or dispose of its properties, rights and interests, and to otherwise conduct its affairs (including the incurrence of liabilities) in any manner it sees fit (whether in the ordinary course of business or otherwise). This Guaranty Agreement shall terminate upon any disposition (by sale, merger or otherwise) by Guarantor (or any successor of Guarantor) of Purchaser, any disposition (by sale, merger or otherwise) by Guarantor (or any successor of Guarantor) of all or substantially all of the assets of Purchaser, or any disposition (by sale, exchange, merger or otherwise) by Guarantor (or any successor of Guarantor) of control of Purchaser or substantially all of the assets of Purchaser; provided, however that any such termination shall not be effective until Seller shall have received thirty days’ prior written notice thereof from the Guarantor; provided, further that any such termination shall not affect the liability of the Guarantor hereunder incurred by Guarantor (and as to such Seller shall have notified Guarantor in writing) prior to such termination.

IN WITNESS WHEREOF, the parties hereto have executed this Guaranty Agreement the day and year first above written for the purposes contained herein.

INDIANA HARBOR COKE COMPANY, L.P.	INLAND STEEL INDUSTRIES
By: Indiana Harbor Coke Company,(General Partner)

By: Title:	By: Title:

EXHIBIT A-2

to

Coke Purchase Agreement

FORM OF SUN COMPANY, INC. GUARANTY

GUARANTY AGREEMENT

FOR VALUABLE CONSIDERATION, this Guaranty Agreement dated as of , 19 , is made and entered into by and between Sun Company, Inc., a Pennsylvania corporation (“Guarantor”), and Inland Steel Company, an Indiana corporation (“Purchaser”).

WITNESSETH

WHEREAS, Indiana Harbor Coke Company, L.P. (“Seller”), which is an affiliate of the Guarantor and Purchaser have entered into a Coke Purchase Agreement, dated as of              , 19     (the “Coke Purchase Agreement”) pursuant to which Purchaser has agreed to purchase and accept from Seller on a take-or-pay basis, and Seller has agreed to sell and deliver, approximately 1.22 Million Tons per year of screened furnace coke, to be produced by a cokemaking facility to be constructed by Seller on a site leased by Seller from Purchaser;

WHEREAS, the purpose of the Coke Purchase Agreement is to provide an assured source of coke to supply the coke requirements of Purchaser’s No. 7 Blast Furnace; and

WHEREAS, the performance of Purchaser under the Coke Purchase Agreement is conditioned upon, among other things, the execution and delivery by the Guarantor of this Guaranty.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning provided for in the Coke Purchase Agreement, and the relevant exhibits and schedules attached thereto.

2. Guarantee. Subject to the terms of this Guaranty, the Guarantor hereby unconditionally and irrevocably guarantees to Purchaser the specific performance by, and obligations of:

(a)	The Seller, under each of:

(i)	Section 5.1(e) of the Coke Purchase Agreement; and

(ii)	the Environmental Indemnity Agreement.

3. Maximum Liability of Guarantor. The maximum liability of the Guarantor under this Guaranty shall be unlimited in Dollar amount. Any payments that shall become due from Guarantor shall be made in any coin or money that is legal tender in the U.S. at the time of payment.

4. Payment of Claims. Guarantor shall be given a copy of each written notice including, without limitation, any demand for payment or performance, to be sent by Purchaser to Seller, with regard to the respective obligations of Seller Section 5.1(e) of the Coke Purchase Agreement and the Environmental Indemnity Agreement. The Guarantor’s obligations under this Guaranty shall become due, payable and performable on the tenth (10th) business day following the receipt of such notice by the Guarantor, if Seller or any affiliate of Seller has not paid or performed its obligations under the pertinent agreement or agreements by such date; provided, however, that if, prior to receipt of such notice, either Purchaser or Purchaser have commenced dispute resolution under Article XII (“Arbitration”) of the Coke Purchase Agreement, Guarantor’s obligations hereunder shall be deferred until final resolution of the dispute. Following such final resolution, Guarantor shall be obligated to perform under this Guaranty to the extent that Seller is determined to be obligated to perform under the Coke Purchase Agreement and to the extent Seller has not performed within ten (10) days of such resolution.

5. Representations and Warranties. The Guarantor hereby represents and warrants that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania, and has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged;

(b) it has the corporate power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Guaranty;

(c) this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity or by an implied covenant of good faith and fair dealing (whether enforced at law or in equity);

(d) the execution, delivery and performance of this Guaranty will not violate any provision of any applicable law or any contractual obligation of the Guarantor and will not result in or require the creation or imposition of any lien on any of the properties or revenues of the Guarantor; and

(e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other person (including, without limitation, any stockholder or creditor of the Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty other than those that have been received or are in full force and effect.

6. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective t the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7. Paragraph Headings. The paragraph headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8. Waiver and Amendment. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or-otherwise modified except by a written instrument executed by both the Guarantor and Purchaser. No failure to exercise, nor any delay in exercising, on the part of either Purchaser or the Guarantor, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise by either party of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by either party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion.

9. Integration. This Guaranty represents the agreement of the Guarantor and Purchaser with respect to the subject matter hereof and there are no promises or representations by the parties relative to the subject matter hereof that are not reflected herein.

10. Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of Purchaser, its successors and permitted assigns.

11. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE INDIANA.

12. Notices. All notices, requests and demands to or upon the Guarantor or Seller to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (a) delivery by hand, (b) one business day after being sent by overnight courier, (c) four business days after .being deposited in the mail, postage prepaid; or (d) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties listed below, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

if to Guarantor:	If to Seller

FAX:	FAX:
Confirm:	Confirm:

13. No Limitations; Termination. It is specifically understood that this Guaranty Agreement imposes no financial restrictions, limitations on the right of the Guarantor to reorganize, add to or dispose of its properties, rights and interests, and to otherwise conduct its affairs (including the incurrence of liabilities) in any manner it sees fit (whether in the ordinary course of business or otherwise). This Guaranty Agreement shall terminate upon any disposition (by sale, merger or otherwise) by Guarantor (or any successor of Guarantor) of Seller, any disposition (by sale, merger or otherwise) by Guarantor (or any successor of Guarantor) of all or substantially all of the assets of Seller, or any disposition (by sale, exchange, merger or otherwise) by Guarantor (or any successor of Guarantor) of control of Seller or substantially all of the assets of Seller; provided, however that any such termination shall not be effective until Purchaser shall have received thirty days’ prior written notice thereof from the Guarantor; provided, further that any such termination shall not affect the liability of the Guarantor hereunder incurred by Guarantor (and as to such Purchaser shall have notified Guarantor in writing) prior to such termination.

IN WITNESS WHEREOF, the parties hereto have executed this Guaranty Agreement the day and year first above written for the purposes contained herein.

INDIANA HARBOR COKE COMPANY, L.P.	INLAND STEEL INDUSTRIES
By: Indiana Harbor Coke Company, (General Partner)

By: Title:	By: Title:

EXHIBIT B

to

Coke Purchase Agreement

FORM OF ELK RIVER RESOURCES, INC. GUARANTY

GUARANTY AGREEMENT

FOR VALUABLE CONSIDERATION, this Guaranty Agreement dated as of             , 19     , is made and entered into by and between Elk River Resources, Inc. (“Guarantor”), and Inland Steel Company, an Indiana corporation (“Purchaser”).

WITNESSETH

WHEREAS, Purchaser and Indiana Harbor Coke Company, L.P. (“Purchaser”), which is an affiliate of the Guarantor, have entered into a Coke Purchase Agreement, dated as of             , 19     (the “Coke Purchase Agreement”) pursuant to which Purchaser has agreed to purchase and accept from Purchaser on a take-or-pay basis, and Purchaser has agreed to sell and deliver, approximately 1.22 Million Tons per year of screened furnace coke, to be produced by a cokemaking facility to be constructed by Purchaser on a site leased by Purchaser from Purchaser;

WHEREAS, the purpose of the Coke Purchase Agreement is to provide an assured source of coke to supply the coke requirements of Purchaser’s No. 7 Blast Furnace; and

WHEREAS, the performance of Purchaser under the Coke Purchase Agreement is conditioned upon, among other things, the execution and delivery by the Guarantor of this Guaranty.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning provided for in the Coke Purchase Agreement, and the relevant exhibits and schedules attached thereto.

2. Guaranty. Subject to the terms of this Guaranty, the Guarantor hereby unconditionally and irrevocably guarantees to Purchaser the specific performance by, and obligations of the Seller the Coke Purchase Agreement.

3. Maximum Liability of Guarantor. The maximum liability of the Guarantor under this Guaranty shall be unlimited in Dollar amount. Any payments that shall become due from Guarantor shall be made in any coin or money that is legal tender in the U.S. at the time of payment.

4. Payment of Claims. Guarantor shall be given a copy of each written notice including, without limitation, any demand for payment or performance, to be sent by Purchaser to Seller, with regard to the respective obligations of Seller under the Coke Purchase Agreement. The Guarantor’s obligations under this Guaranty shall become due, payable and performable on the tenth (10th) business day following the receipt of such notice by the Guarantor, if Seller or any affiliate of Seller has not paid or performed its obligations under the pertinent agreement or agreements by such date; provided, however, that if, prior to receipt of such notice, either Purchaser or Seller have commenced dispute resolution under Article XII (“Arbitration”) of the Coke Purchase Agreement, Guarantor’s obligations hereunder shall be deferred until final resolution of the dispute. Following such final resolution, Guarantor shall be obligated to perform under this Guaranty to the extent that Purchaser is determined to be obligated to perform under the Coke Purchase Agreement and to the extent seller has not performed within ten (10) days of such resolution.

5. Representations and Warranties. The Guarantor hereby represents and warrants that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged;

(b) it has the corporate power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Guaranty;

(c) this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity or by an implied covenant of good faith and fair dealing (whether enforced at law or in equity);

(d) the execution, delivery and performance of this Guaranty will not violate any provision of any applicable law or any contractual obligation of the Guarantor and will not result in or require the creation or imposition of any lien on any of the properties or revenues of the Guarantor; and

(e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other person (including, without limitation, any stockholder or creditor of the Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty other than those that have been received or are in full force and effect.

6. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective t the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7. Paragraph Headings. The paragraph headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8. Waiver and Amendment. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by both the Guarantor and Purchaser. No failure to exercise, nor any delay in exercising, on the part of either Purchaser or the Guarantor, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise by either party of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by either party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion.

9. Integration. This Guaranty represents the agreement of the Guarantor and Purchaser with respect to the subject matter hereof and there are no promises or representations by the parties relative to the subject matter hereof that are not reflected herein.

10. Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of Purchaser, its successors and permitted assigns.

11. Governing’ Law. THIS GUARANTY SHALL BE GOVERNED BY AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE INDIANA.

12. Notices. All notices, requests and demands to or upon the Guarantor or Purchaser to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (a) delivery by hand, (b) one business day after being sent by overnight courier, (c) four business days after being deposited in the mail, postage prepaid; or-(d) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties listed below, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

if to Guarantor:	If to Seller

FAX:	FAX:
Confirm:	Confirm:

13. No Limitations; Termination. It is specifically understood that this Guaranty Agreement imposes no financial restrictions, limitations on the right of the Guarantor to reorganize, add to or dispose of its properties, rights and interests, and to otherwise conduct its affairs (including the incurrence of liabilities) in any manner it sees fit (whether in the ordinary course of business or otherwise).

IN WITNESS WHEREOF, the parties hereto have executed this Guaranty Agreement the day and year first above written for the purposes contained herein.

INLAND STEEL INDUSTRIES	ELK RIVER RESOURCES, INC.

By: Title:	By: Title:

EXHIBIT C

to

Coke Purchase Agreement

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is dated as of             , 19     among [Purchaser], [Seller], and                     , as escrow agent (“Escrow Agent”).

[PREAMBLE]

1. Appointment of Escrow Agent. [Purchaser and Seller] hereby appoint                              as the Escrow Agent hereunder, and                              hereby accepts such appointment.

2. Creation of Escrow Fund; Escrow Deposit. The Escrow Agent hereby agrees to hold in a separate account or fund which shall be designated the “Escrow Fund” (the “Escrow Fund”) the amounts hereinafter described. The Escrow Fund shall be held or disbursed by the Escrow Agent under and subject to the provisions of this Agreement. The Escrow Agent hereby acknowledges its receipt of          Dollars ($        ), which amount shall be deposited into the Escrow Fund.

3. Investment of Escrow Fund. The Escrow Agent shall invest and reinvest the amounts on deposit in the Escrow Fund as Purchaser may direct by written notice to the Escrow Agent. The Escrow Fund may be invested in (a) securities issued or fully guaranteed or insured by the United States government or any agency thereof; (b) certificates of deposit, eurocurrency and eurodollar time deposits, and overnight bank deposits of, and securities guaranteed (by letter of credit or otherwise) by, or money market accounts offered by, any commercial bank or trust company which is organized under the laws of the United States or any state thereof having capital and surplus in excess of $200,000,000 and whose short-term senior unsecured indebtedness is rated A-1 or P-1 by Standard & Poor’s Corporation or Moody’s Investors Service, respectively or an equivalent rating; (c) commercial paper rated A-1 or P-1 by Standard & Poor’s Corporation or Moody’s Investor Service, Inc., respectively, maturing not more than 360 days from the date of acquisition thereof by such person; (d) repurchase agreements with institutions whose long-term senior unsecured indebtedness is rated A or better by Standard & Poor’s Corporation or A or better by Moody’s Investor’s Service, Inc.; (e) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated A or better by Standard & Poor’s Corporation or A or better by Moody’s Investors Service, Inc.; and (f) shares of mutual funds that invest primarily in any or all of the investments referred to in clauses (a) through (e). The Escrow Agent reserves the right to request specific instructions in writing from Purchaser as to the investment of the Escrowed Funds and shall not be responsible for gains or losses in the market value of or the rate of interest earned on investments made in accordance with the provision hereof. All earnings or other income received from such investment and reinvestment, less Escrow Taxes and losses, if any incurred on such investment and reinvestment (such net amount being herein referred to as “Net Earnings”).

4. Disbursement of Escrow Fund. The Escrow Fund shall be held by the Escrow Agent and not disbursed until one of the following events has occurred, in which event the Escrow Agent is authorized and directed to disburse the Escrow Fund, or a portion thereof, in the manner indicated:

[ESCROW CONDITIONS FROM ARTICLE IX OF COKE PURCHASE AGREEMENT TO BE INSERTED HERE]

(1) Upon receipt of a written direction signed by [Purchaser and Seller], the Escrow Agent is authorized and directed to disburse the Escrow Fund as directed in such direction.

The Parties hereto agree that all taxable income attributable to the Net Earnings shall be treated as income of Purchaser for all income and franchise tax purposes and Purchaser shall report such income on its income and franchise tax returns. During the fifth month of each calendar year Purchaser shall submit a statement to the Escrow Agent with a copy to Seller setting forth taxes Purchaser is required to pay in respect of Net Earnings for the prior calendar year (such amount being calculated based on assumed Purchaser tax rate of 26 percent (“Escrow Taxes”). Within 10 days of receipt of such statement and upon the receipt of a written direction signed by Seller and Purchaser, the Escrow Agent shall deliver by wire transfer of immediately available funds to the account specified by Purchaser an amount equal to the Escrow Taxes. The Parties further agree that they will report for all income and franchise tax purposes that the price paid for Coke hereunder will exclude amounts deposited by Purchaser in the Escrow Fund.

5. Termination. This Agreement shall terminate and be of no further force and effect on the date when all monies comprising the Escrow Fund have been disbursed in accordance with the terms hereof.. If this Agreement is still in effect on the date which is                      years after the date hereof, and the Escrow Agent has not received any instructions pursuant to Section 4 hereof, the Escrow Agent shall promptly disburse the Escrow Fund plus all Net Earnings earned thereon to                             .

6. Escrow Agent’s Duties and Fees.

(a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and shall not be subject to, nor have any liability or responsibility under, nor to be obligated to recognize, the                      Agreement or any other agreement between, or directions or instructions of, any of the parties hereto or any other person in carrying out its duties hereunder, except for written directions or notices delivered to the Escrow Agent in accordance with Section 4 of this Agreement.

(b) Reliance. The Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent may act in reliance upon the reasonable advice of counsel satisfactory to it in reference to any matter connected with its obligations hereunder and shall not incur any liability for any action taken in accordance with such advice.

(c) Standard of Care; Indemnification. The Escrow Agent shall not be responsible for any act or failure to act hereunder except in the case of its willful misconduct, gross negligence or bad faith. The parties hereto (other than the Escrow Agent) shall jointly and severally indemnify the Escrow Agent and hold it harmless against any claims, losses, liabilities, judgments, attorneys’ fees and other costs or expenses of any kind incurred by the Escrow Agent without willful misconduct, gross negligence or bad faith on its part, arising out of or in connection with its entering into this Agreement and the performance of its duties hereunder, including, without limitation, any litigation arising from this Agreement or involving the subject matter hereof. This Section 6(c) shall survive the termination of this Agreement for any reason.

(d) Disputes. [Arbitration language to be added following Coke Purchase Agreement]

(e) Successor Escrow Agent. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation to                     , specifying the date upon which such resignation shall take effect.                     , together, shall have the right to terminate the appointment of the Escrow Agent hereunder by giving to it notice in writing of such termination, specifying the date upon which such termination shall take effect. Upon any such resignation or termination of the Escrow Agent,                      shall appoint a successor Escrow Agent who shall have all rights of an Escrow Agent hereunder and be bound by all of the provisions hereof.

(f) Fees and Expenses. The escrow Agent shall receive a fee for its services hereunder as set forth on Schedule 1 hereto, and shall be reimbursed for its reasonable out-of-pocket expenses incurred in performing its duties hereunder.                      shall pay the Escrow Agent’s fees for its services hereunder and any expected costs and expenses (including attorney’s fees and expenses) incurred by it hereunder.

(g) Compliance with Court Order. If all or part of the Escrow Fund held by the Escrow Agent hereunder shall be attached, garnished or levied upon under any order of court, or if the delivery thereof shall be stayed or enjoined by any order of court, or if any other order, judgment or decree shall be made or entered by any court affecting the Escrow Fund or any part thereof, the Escrow Agent is expressly authorized in its sole reasonable discretion to obey and comply with all writs, orders, judgments, or decrees so entered or issued, whether with or without jurisdiction, and in case it obeys and complies with any such writ, order, judgment, or decree, it shall not be liable to                     , its successors or assigns, any of its clients or to any other person or entity, by reason of such compliance, notwithstanding that such writ, order, judgment or decree be subsequently reversed, modified, annulled, set aside or vacated.

7. Notices. Unless otherwise specifically provided herein, all notices and other communications required or permitted hereunder:

(a) shall be in writing;

(b) shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and

(c) shall be deemed to have been given on the date or receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender’s telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier, provided that hard copy is mailed on the same day.

All such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five (5) days’ prior notice:

If to [Seller]:

FAX:
Confirm:

If to [Purchaser]:

FAX:
Confirm:

If to Escrow Agent:

FAX:
Confirm:

8. Miscellaneous.

(a) Benefits of Parties. This Agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors and permitted assigns.

(b) Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other parties.

(c) Amendments. This Agreement may be amended, modified or supplemented only by a writing signed by each of the parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

(d) Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

(e) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transaction contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

(f) Governing Law. THIS AGREEMENT SHALL BE A CONTRACT UNDER THE LAWS OF THE STATE OF INDIANA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

(g) Headings. All titles and headings in this Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, this Escrow Agreement has been executed by the undersigned as of the date first written above.

[SELLER]

By:
Name:
Title:

[PURCHASER]

By:
Name:
Title:

ESCROW AGENT:

By:
Name:
Title: